UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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CAMBRIDGE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2020

Dear Shareholder:

I am pleased to invite you to our 2020 Annual Meeting of Shareholders, which will be held at 8:30 A.M. Eastern Time on Monday, May 18, 2020 at The Charles Hotel in Cambridge, Massachusetts. The meeting will be preceded by breakfast at 8:00 A.M.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting of Shareholders, the 2020 Proxy Statement and our 2019 Annual Report on Form 10-K, which includes our audited financial statements.

Please promptly submit your proxy by telephone, Internet or by mail, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend. If you decide to attend the Annual Meeting and vote in person, you may withdraw your proxy at that time. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials.

On behalf of the Board of Directors and employees of Cambridge Bancorp, we thank you for your continued interest in and support of the Company.

Cordially,

Denis K. Sheahan

Chairman and Chief Executive Officer

Cambridge Bancorp

Cambridge Trust Company

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (617) 876-5500

CAMBRIDGE BANCORP

1336 Massachusetts Avenue

Cambridge, MA 02138

(617) 876-5500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	May 18, 2020

TIME	8:30 A.M. Eastern Time

PLACE	The Charles Hotel 1 Bennett Street Cambridge, MA 02138

ITEMS OF BUSINESS	(1) Election of the nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated.
(2) Consideration and approval of a non-binding advisory resolution on the compensation of Cambridge Bancorp’s named executive officers.
(3) To ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as Cambridge Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
(4) Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice.
RECORD DATE	The record date for the Annual Meeting is March 17, 2020. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

PROXY VOTING

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone, Internet or by signing and returning the proxy card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Cambridge Bancorp Board of Directors,

Michael Carotenuto
Corporate Secretary

Cambridge, Massachusetts

March 19, 2020

YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN! Please promptly vote your shares as instructed in the Notice of Internet Availability of Proxy Materials and/or proxy card sent to you. Voting procedures are described in the proxy statement enclosed herewith.

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 19, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON May 18, 2020.

This proxy statement is available free of charge at http://ir.cambridgetrust.com/CorporateProfile/

CAMBRIDGE BANCORP
1336 Massachusetts Avenue

Cambridge, MA 02138
(617) 876-5500

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on MAY 18, 2020

THE ANNUAL MEETING AND VOTING PROCEDURES

General

This proxy statement contains information about the 2020 Annual Meeting of Shareholders of Cambridge Bancorp. The meeting will be held on Monday, May 18, 2020, beginning at 8:30 A.M. Eastern Time at The Charles Hotel, 1 Bennett Street, Cambridge, Massachusetts 02138. Cambridge Bancorp is, for ease of reference, sometimes referred to in this proxy statement as the “Company,” “we,” “us” or “our.” Cambridge Trust Company, the Company’s wholly-owned bank subsidiary, is for ease of reference referred to in this proxy statement as “Cambridge Trust” or the “Bank.” The term “Annual Meeting,” as used in this proxy statement, means the 2020 Annual Meeting of Shareholders and includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and the proxy card because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. At the Annual Meeting, shareholders will vote upon the matters that are summarized in the formal meeting notice. This proxy statement contains important information for you to consider when deciding how to vote. Please read it carefully.  You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, Internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “How do I vote?”

Notice Regarding the Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we furnish our proxy materials on the Internet.  Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to shareholders of record and on the Notice of Internet Availability of Proxy Materials sent to shareholders who hold their shares through a brokerage firm or bank, also referred to as holding shares in “street name.”

Who can vote?

Shareholders of record at the close of business on March 17, 2020 (the “Record Date”) are entitled to vote. Each share of common stock of the Company (“common stock”) is entitled to one vote at the Annual Meeting.  On the Record Date, there were 5,412,221 shares of common stock outstanding and entitled to vote.  The Company has no other outstanding class of voting security.

If on March 17, 2020, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted.

How can I obtain a copy of the proxy statement?

A copy of the proxy statement will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper copy of the proxy statement or annual report, please follow the instructions provided with your proxy materials and on your proxy card or voter instruction form.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

How do I vote?

With respect to Proposal One, you may vote "FOR" all nominees, "WITHHOLD" your vote as to all nominees, or "FOR" all nominees except those specific nominees from whom you "WITHHOLD" your vote.  With respect to each of Proposal Two and Proposal Three, you may vote "FOR," "AGAINST" or "ABSTAIN." The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.  As a shareholder of record, you have four voting options:

•	Over the Internet at the Internet address shown on your proxy form;
•	By telephone, by calling the telephone number on your proxy form;
•	By mail, by completing, signing, dating, and returning your proxy form; or
•	By attending the Annual Meeting and voting your shares in person.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” each of the proposals as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 17, 2020, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

If shares are held for your benefit in the Cambridge Bancorp Employee Stock Ownership Plan (the “ESOP”), you are generally entitled to direct the trustees of the ESOP’s related trust as to the manner in which any of the common stock allocated to your ESOP account is voted. The trustees will vote unallocated shares, if any, in their discretion and will vote allocated shares for which no vote is received in the same proportion that the trustees are directed to vote with respect to shares for which specific voting instructions are received.  Your voting instructions must be received by 5:00 P.M., Eastern Time on May 17, 2020, to be counted.

Even if you plan to attend the Annual Meeting, you are encouraged to vote by proxy prior to the meeting.

What are the quorum requirements?

A quorum is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the Company’s outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. If you return a valid proxy form or vote in person at the meeting, you will be considered part of the quorum.  Abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.

On the Record Date, there were 5,412,221 shares of common stock outstanding and entitled to vote. Thus, the holders of 2,706,112 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

If there is no quorum, the holders of a majority of shares of common stock present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

(1)	“FOR” the election of Christine Fuchs, Pamela A. Hamlin, Edward F. Jankowski, Daniel R. Morrison, Leon A. Palandjian and Laila S. Partridge as Class I Directors;
(2)	“FOR” the approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers; and
(3)	“FOR” the proposal to ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

How many votes are needed?

Proposal 1: Election of Directors. With respect to Proposal One, you may vote "FOR" all director nominees, "WITHHOLD" your vote as to all nominees, or "FOR" all nominees except those specific nominees from whom you "WITHHOLD" your vote.  A plurality of votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required for the election of directors in uncontested elections, with each share being entitled to vote for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. Therefore, the six director nominees receiving the highest number of “FOR” votes will be elected.  For purposes of Proposal One, votes marked “WITHHOLD” and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.   However, both abstentions and broker non-votes will count toward the presence of a quorum.  There is no cumulative voting in the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of the Company’s Named Executive Officers. With respect to Proposal Two, you may vote "FOR," "AGAINST" or "ABSTAIN." The affirmative vote of a majority of the votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required to approve the non-binding advisory resolution of the compensation of the Company’s named executive officers.  For purposes of Proposal Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  However, both abstentions and broker non-votes will count toward the presence of a quorum.

Proposal 3: To Ratify, on an Advisory Basis, the Appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.  With respect to Proposal Three, you may vote "FOR," "AGAINST" or "ABSTAIN." The affirmative vote of a majority of votes cast, in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm.  For purposes of Proposal Three, abstentions will not be counted as votes cast and will have no effect on the result of the vote.  However, abstentions will count toward the presence of a quorum.

What is the effect of broker non-votes?

“Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of the Company’s independent registered public accounting firm. Proposals 1 and 2 are considered “non-routine” and Proposal 3 is considered “routine” under The NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”).

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any proposal.

Can I revoke my proxy?

Yes. You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

•	filing a written revocation of the proxy with the Company’s Corporate Secretary, which must be received by the Corporate Secretary at least one business day prior to the Annual Meeting;
•	entering a new vote over the Internet or by telephone;
•	attending and voting in person at the Annual Meeting; or
•	submitting another duly executed proxy card bearing a later date which, must be received by the Company’s Corporate Secretary at least one business day prior to the Annual Meeting.

If your shares are held by your broker, bank or another party as a nominee or agent, contact your bank, broker, or other nominee, and you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Who is soliciting the proxies?

The Company will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the proxy card and any additional information furnished to shareholders. The proxy form accompanying this proxy statement is solicited by the Board. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has engaged The Proxy Advisory Group as proxy solicitor to help solicit proxies for a fee of approximately $9,500 plus reasonable out-of-pocket expenses. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. The Company may reimburse persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Interests of Certain Persons in Matters to be Acted Upon.

No Director or executive officer of the Company who has served at any time since the beginning of the 2019 fiscal year, and no nominee for election as a director of the Company, or any of their respective associates, has any substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting other than (i) the interests held by such persons through their respective beneficial ownership of the shares of the Company’s capital stock set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” and (ii) Proposal 1- Election of Directors.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 have been made available to all shareholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability of Proxy Materials. The Annual Report on Form 10-K, as well as this proxy statement, can also be viewed at http://ir.cambridgetrust.com/CorporateProfile/.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board is divided into three classes. One class of directors is elected annually for a term of three years. Directors continue to serve until their three-year term expires and until their successors are elected and qualified, unless they earlier reach the mandatory retirement age of 72, die, or resign.

Effective July 15, 2019, upon recommendation from the Corporate Governance Committee of the Board (the “Governance Committee”), the Board appointed Christine Fuchs, Pamela A. Hamlin and Laila S. Partridge to Class I of the Board. Ms. Fuchs, Ms. Hamlin and Ms. Partridge were initially recommended to the Governance Committee by non-management directors. The term of office for Class I directors continues until the 2020 Annual Meeting, or until their successors are duly elected and qualified. Ms. Fuchs, Ms. Hamlin, and Ms. Partridge are therefore nominees for election at the Annual Meeting.

The Board, upon recommendation of the Governance Committee, has nominated Christine Fuchs, Pamela A. Hamlin, Edward F. Jankowski, Daniel R. Morrison, Leon A. Palandjian and Laila S. Partridge, referred to in this proxy statement as the “board nominees,” for election at the Annual Meeting to the class of directors whose terms will expire at the 2023 Annual Meeting.  The experience, qualifications, and other attributes, of each of the board nominees, as well as the continuing directors, are described below under “Information About the Company’s Board of Directors.”

Each of the board nominees has consented to being named in this proxy statement and to serve, if elected, and the Company has no reason to believe that any of them will be unable to serve if elected. If, however, any of the board nominees should not be available for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board.  If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Vote Required

A plurality of votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required for the election of directors in uncontested elections, with each share being entitled to vote for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. Therefore, the six director nominees receiving the highest number of “FOR” votes will be elected.  For purposes of Proposal One, votes marked “WITHHOLD” and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.   However, both abstentions and broker non-votes will count toward the presence of a quorum.  There is no cumulative voting in the election of directors.

Our Recommendation

the board unanimously recommends YOU vote “for” THE ELECTIon OF EACH OF THE BOARD NOMINEES.

Information About the Company’s Board of Directors

General

The Company’s Board currently consists of 16 members.  On January 21, 2020, Sarah G. Green and Linda Whitlock tendered their resignation from the Board in connection with the age requirement of our bylaws.  Both resignations will take effect at the commencement of the Annual Meeting. As a result, pursuant to our bylaws, the Board has reduced the size of the Board of Directors to 14 directors, such reduction to be effective upon the effectiveness of the non-continuing directors’ resignations at the commencement of the Annual Meeting. The name, age and length of service of each of the nominees, the continuing directors and the non-continuing directors of the Board are set forth below:

Director Nominees	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Edward F. Jankowski	69	2020	Director	2016
Leon A. Palandjian	50	2020	Director	2006
Christine Fuchs	50	2020	Director	2019
Pamela A. Hamlin	55	2020	Director	2019
Laila S. Partridge	55	2020	Director	2019
Daniel R. Morrison	57	2020	Director, CEO New Hampshire Markets	2019

Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Jeanette G. Clough	66	2021	Director	2008
Hambleton Lord	58	2021	Director	2012
R. Gregg Stone	67	2021	Director	2009
Mark D. Thompson	63	2021	Director, President	2017
Cathleen A. Schmidt	60	2022	Director	2016
Denis K. Sheahan	55	2022	Director, Chairman and Chief Executive Officer	2015
Thalia M. Meehan	59	2022	Director	2019
Jody A. Rose	44	2022	Director	2019

Non-Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Sarah G. Green	72	2020	Director	2014
Linda A. Whitlock	72	2020	Director	2002

(1)	At May 18, 2020.
(2)	Includes terms served on the Board of Directors of Cambridge Trust, as applicable.

The principal occupation, education and business experience, where applicable, of each nominee for election as director and each continuing director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Board Nominees

Edward F. Jankowski, Age 69.  Before his retirement in 2015, Mr. Jankowski held many roles during his 16 years at Independent Bank Corp. and Rockland Trust, a Massachusetts commercial bank, including Senior Vice President, Residential Lending and Corporate Compliance, Chief Technology and Operations Officer, Chief Risk Officer and Chief Internal Auditor.  Before joining Rockland Trust Mr. Jankowski served as SVP of North Shore Bank, and SVP at Multibank Service Corp., a subsidiary of Multibank Financial Corp.  Mr. Jankowski is a Certified Public Accountant.  Mr. Jankowski has served as a director of the Company and of Cambridge Trust since 2016.  The Board believes that Mr. Jankowski is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, his knowledge of banking regulation and risk management, his training as a certified public accountant, and his experience as an executive of a publicly traded organization in the banking and finance industry.

Leon A. Palandjian, MD, CFA, Age 50.  Dr. Palandjian is the Chief Risk Officer of Intercontinental Real Estate Corporation, a national real estate investment, development, and management firm headquartered in Boston, MA. His investment experience spans venture capital, private and public equity, in the life science and real estate sectors. Dr. Palandjian has served as a director of the Company and of Cambridge Trust since 2006, was Lead Director of the Board from 2014 until January 2017 and is currently Chair of the Trust Committee. The Board has determined that Dr. Palandjian is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, his extensive experience in equity investment and finance, his CFA qualification, and his knowledge of the communities in the Company’s market area.

Christine Fuchs, Age 50. Ms. Fuchs has extensive experience in the financial services industry and as an active participant in Greater Boston’s start-up community. Ms. Fuchs spent her career at Wellington Management as Associate Director of Global Industry Research where she led a team of nearly 100 investment professionals and served on the Compensation Committee and Equity Review management committees. Prior to her management position, Ms. Fuchs served for a decade as an equity analyst and sector fund manager, responsible for the active management of $2 billion in assets. Since retiring from Wellington Management, Ms. Fuchs has emerged as an active member of the start-up ecosystem in Greater Boston, as an angel investor, advisor and mentor. She currently serves on the boards of Launchpad Venture Group, and Kripalu Center for Yoga and Health and is an Advisory Board member of The Capital Network.   Ms. Fuchs holds an MBA in Finance from the Wharton School of the University of Pennsylvania and is a CFA Charterholder.

Pamela A. Hamlin, Age 55.   Ms. Hamlin is a dynamic creative business leader with over 30 years of marketing and general management experience and a track record of leading and growing an acclaimed global creative agency, while driving marketing and business strategy for major Fortune 500 clients across a wide range of industries. She was an engine for growth, evolution and cultural vibrancy at Arnold Worldwide for 20 years.  As Global CEO, Pam oversaw the Arnold global network and was responsible for driving the vision and strategy for the agency. Previously, Pam served as President of Arnold’s Boston headquarters office, and as Managing Partner, Director of Account Management. Pam’s career in advertising began in account management and business development positions and evolved to senior leadership roles at leading agencies like Ingalls, Quinn & Johnson, HBM/Creamer and Leonard/Monahan. She is a passionate believer in the power of creativity to fuel brand and business performance.

Laila S. Partridge, Age 55.  Ms. Partridge is an entrepreneur and technology executive with expertise in identifying disruptive technologies and turning them to competitive advantage. Over the past 12 years she has held Chief Executive Officer positions at several early stage technology companies; most recently she held that role at WegoWise Inc., which was sold to AppFolio Inc. in late 2018. She is currently a Managing Director for Techstars, Inc. within their corporate accelerator program. Ms. Partridge was also a manager and investor at Intel Capital, during the early days of that organization's formation.

Daniel R. Morrison, Age 57.  Mr. Morrison serves as CEO of Cambridge Trust New Hampshire. Prior to joining the Company in 2019, Mr. Morrison spent over 12 years at Optima Bank & Trust Company as Chairman, President and Chief Executive Officer. Mr. Morrison has experience in positions of executive leadership at publicly traded companies and knowledge of the communities that the Company serves.

Continuing Directors

Class II Directors

Jeanette G. Clough, Age 66.  Since November 1998, Ms. Clough has served as the Chief Executive Officer and President of Mount Auburn Hospital.  Ms. Clough has served as a director of the Company and of Cambridge Trust since 2008.  The Board has determined that Ms. Clough is qualified to serve as a director based upon her prior service as a director of the Company and of Cambridge Trust including her service on numerous Board committees, her experience as Chief Executive Officer of a large healthcare organization, and her knowledge of the communities in the Company’s market area.

Hambleton Lord, Age 58.  Mr. Lord has over 30 years’ experience in the software industry founding and building industry leading companies.  He is the CEO and co-founder of Seraf, a financial services software company that provides professional portfolio management tools for investors in early stage companies. In addition, he is the Chairman of Launchpad Venture Group, a Boston-based angel investor group that focuses on seed stage technology and life science companies. Mr. Lord has served as a director of the Company and of Cambridge Trust since 2012 and currently serves as Chair of the Compensation Committee.  The Board has determined that Mr. Lord is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, his experience as an angel investor, his knowledge of the software industry and innovation economy in Massachusetts, and his knowledge of the business communities in the Company’s market area.

R. Gregg Stone, Age 67.  Mr. Stone serves as Manager of Kestrel Management, LLC, through which he manages venture capital and family investments.  He has worked in the investment industry since 1986 when he joined Pell, Rudman & Co., Inc. as a Vice President from the law firm Hemenway & Barnes.  Mr. Stone has served on the boards of a number of private companies and charities including serving on the board of NovaCare from its acquisition by Foster Management Company in 1985 through its initial public offering in 1986 until 1993.  Mr. Stone has served as director of the Company and of Cambridge Trust since 2009.  The Board has determined that Mr. Stone is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, and his background in investment management and venture capital.

Mark D. Thompson, President, Age 63.  Mr. Thompson serves as President of the Company and of Cambridge Trust and oversees the Company’s private banking activities including wealth management, personal banking and marketing.  Prior to joining the Company in 2017, Mr. Thompson spent 22 years at Boston Private Bank & Trust Company in various capacities including Chief Executive Officer.  Prior to joining Boston Private Bank & Trust, Mr. Thompson was an Executive Vice President and a founding officer at Wainwright Bank & Trust Company. The Board has determined that Mr. Thompson is qualified to serve as a director based upon his extensive experience in banking and financial services, including his experience in executive leadership positions of a publicly traded company.

Class III Directors

Cathleen A. Schmidt, Age 60.  Since 2013, Ms. Schmidt has served as Executive Director and Chief Executive Officer at McLane Middleton Professional Association, a full service law firm with headquarters in Manchester, New Hampshire.  Prior to that, she spent six years as President and CEO of Citizen’s Bank New Hampshire/Vermont.  She has served as a director of the Company and of Cambridge Trust since 2016.  The Board has determined that Ms. Schmidt is qualified to serve as a director based upon her prior service as a director of the Company and of Cambridge Trust including her service on numerous Board committees.  In addition, Ms. Schmidt brings to the Board her experience in executive management of a large regional bank, expertise in retail banking, and knowledge of the New Hampshire market.

Denis K. Sheahan, Chairman, Chief Executive Officer, Age 55.  Mr. Sheahan serves as Chief Executive Officer of the Company and of Cambridge Trust.  Prior to joining the Company in 2015, Mr. Sheahan spent 19 years at Independent Bank Corp. and Rockland Trust in various capacities including Chief Operating Officer, Chief Financial Officer, and Controller.  He has served as a director of the Company and of Cambridge Trust since 2015.  The Board has determined that Mr. Sheahan is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust and his extensive experience in many areas of banking and financial services.  Mr. Sheahan has experience in positions of executive leadership at publicly traded companies and knowledge of the communities that the Company serves.

Thalia M. Meehan, Age 59. Ms. Meehan is currently an independent director at Safety Insurance Group, Inc. Ms. Meehan retired from Putnam Investments in 2016 after 27 years in the Tax Exempt Bond Group, where she was Team Leader and Portfolio Manager from 2006 to 2016. She was previously Head of Tax Exempt Credit Research at Putnam. Ms. Meehan also serves on the Strategic Advisory Committee of Build American Mutual since January 2018, as well as on the board of Boston Women in Public Finance since 2013. Ms. Meehan is a CFA charter holder and a graduate of Williams College.  The Board has determined that Ms. Meehan is qualified to serve as a director based upon her prior service as a director on numerous boards and her background in financial services.

Jody A. Rose, Age 44. Ms. Rose is the President of the New England Venture Capital Association where she works in partnership with the venture and startup communities on initiatives that aim to position New England as an attractive region for entrepreneurs and investors. Prior to joining the New England Venture Capital Association in 2015, Ms. Rose held executive-level roles since 2014 with both enterprise corporations and lean startups, focusing primarily on corporate development in mobile, eCommerce and digital media.

Ms. Rose currently serves on the board of directors for My Sister’s Keeper, is a member of the Massachusetts Women’s Forum, and is a member of The Boston Foundation’s Innovation Economy Leadership Council. In 2016 Jody received an Honorary Doctorate of Business Administration from Mount Ida College, was named by The Boston Business Journal as a member of The BBJ’s Power 50: The Game Changers, and most recently co-founded Hack Diversity – a program that tackles the underrepresentation of high-skilled minorities of color in Boston’s Innovation Economy. In 2017 she was the recipient of the Ad Club’s Rosoff Award for visionary empowerment of diversity and in 2018 Jody received uAspire’s First One award and was recognized by Boston Magazine as one of the 100 most influential people in Boston.  The Board has determined that Ms. Rose is qualified to serve as a director based upon her prior service as a director on numerous boards and her background in marketing and venture capital.

INFORMATION ABOUT THE COMPANY’S EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following individuals are the current executive officers of the Company and/or Cambridge Trust who are not directors. The executive officers hold office until their respective successors have been appointed and qualified, or until death, resignation or removal by the Board. In addition, we have entered into Employment Agreements with certain executive officers, which set forth the terms of their employment. Ages reflected are as of the Annual Meeting date of May 18, 2020.

Michael F. Carotenuto, Age 34.  Mr. Carotenuto has been the Chief Financial Officer and Treasurer of the Company and of Cambridge Trust since November 2016.  Prior to joining the Company, Mr. Carotenuto served as Senior Vice President, Director of Treasury and Internal Reporting at Belmont Savings Bank from 2011 to 2016.  Prior to that, he worked at People’s United Financial, Inc. as an Accounting Policies Advisor and was on the Risk Advisory Services staff at Ernst & Young, LLP. Mr. Carotenuto serves as Secretary of the Company and of Cambridge Trust, he is also a licensed certified public accountant though no longer in public practice.

Martin B. Millane, Jr, Age 63.  Mr. Millane joined Cambridge Trust in 2004 as Senior Vice President, Commercial Real Estate.  In 2010, he became Senior Vice President, Senior Lending Officer and was promoted to his current role of Executive Vice President, Chief Lending Officer in 2014.  Prior to joining Cambridge Trust, Mr. Millane was a Senior Vice President in Commercial Lending at Century Bank.

Kerri A. Mooney, Age 51.  Ms. Mooney joined Cambridge Trust in 2018 and serves as Senior Vice President and Director of Private Banking Offices. Prior to joining Cambridge Trust Ms. Mooney worked as the Director of Branches for HarborOne Bank from October 2016 to June 2018. Prior to that, she was the First Vice President and District Manager at Rockland Trust from July 2010 to October 2016 where she led Rockland Trust's Greater Boston banking offices.

Puneet Nevatia, Age 47.  Mr. Nevatia joined Cambridge Trust in 2018 as Senior Vice President and Chief Information Officer. Prior to his appointment, Mr. Nevatia served as an Executive Client Partner within the financial services division of Sapient Corporation, a global consulting company that provides business, technology, digital transformation, and marketing services to clients since October 2012. Prior to Sapient, Mr. Nevatia worked in a number of financial service firms, including Babson Capital and Wellington Management.

Jennifer A. Pline, Age 60.  Ms. Pline joined Cambridge Trust in 2017 and serves as Executive Vice President, and Head of the Company’s Wealth Management Group.  Prior to joining Cambridge Trust, Ms. Pline worked as Managing Director, Chief Trusts & Gifts Officer at Harvard Management Company since 2005.  Prior to that, she worked at Standish Mellon Asset Management as the Director of Client Service and was a vice president at Standish, Ayer & Wood, Inc.  Ms. Pline is a Chartered Financial Analyst.

Pilar Pueyo, Age 58.  Ms. Pueyo joined Cambridge Trust in 2016 as Senior Vice President, and Director of Human Resources.  Prior to joining Cambridge Trust, Ms. Pueyo spent 17 years at Boston Private Bank and Trust Company where she was responsible for the delivery and execution of Human Resources strategy, programs, and services to support its business strategy.

John J. Sullivan, Age 61. Mr. Sullivan serves as Senior Vice President, Director of Consumer Lending at Cambridge Trust. Mr. Sullivan has held various leadership positions within the private banking and wealth management industry. Prior to joining Cambridge Trust in 2017, Mr. Sullivan spent 16 years at Boston Private Bank & Trust Company, where he served in various capacities including Executive Vice President, Wealth Management and Trust; and Executive Vice President, Residential Lending. Prior to that, he spent 10 years at Citizens Bank as a Residential Loan Officer.

Jennifer M. Willis, Age 53. Ms. Willis serves as Senior Vice President and Chief Marketing Officer of Cambridge Trust; providing strategic, operational, and administrative oversight for the marketing function. Prior to joining the Company in 2017, Ms. Willis spent 17 years at Boston Private Bank & Trust Company in various capacities including Senior Vice President, Director of Marketing, and member of the Bank’s leadership team. Before joining Boston Private, Ms. Willis held a variety of marketing roles at BankBoston and Bank of Boston.

CORPORATE GOVERNANCE

Board of Directors; Board Leadership Structure

Since Mr. Sheahan, the Company’s Chief Executive Officer, also serves as Chairman of the Board, the Board elected an independent director, R. Gregg Stone, to serve as Lead Director. The Lead Director coordinates the activities of the other independent directors, acts as a liaison between the Board and the Chief Executive Officer, leads executive sessions, and performs such other duties as the Board requests. The Board provides oversight of the Chief Executive Officer and other management of the Company and Cambridge Trust to ensure that the long-term interests of shareholders are being served. The Board believes that having a combined Chairman and principal executive officer, coupled with a lead independent director, is the most appropriate leadership structure for the Company, especially given Mr. Sheahan’s extensive experience in banking and financial services and his extensive knowledge of the Company and its governance. This structure allows Board discussions regarding performance and strategic matters to be led by the person who oversees the Company’s strategy and operations and establishes a single voice to speak on behalf of the Company, while the lead independent director component of the structure provides independent leadership that mitigates any real or perceived conflicts of interest. The Board typically will have eight regularly scheduled meetings a year, and additional meetings when necessary or advisable, at which reports on the management and performance of the Company and Cambridge Trust are reviewed. The Board has also established the Board Committees described below which regularly meet and report back to the Board on the responsibilities delegated to them. In addition to its general oversight role, the Board also: selects, evaluates, and compensates the Chief Executive Officer and oversees Chief Executive Officer succession planning; reviews, monitors, and, when necessary or appropriate, approves fundamental financial and business strategies and major corporate actions; assesses major risks facing the Company or Cambridge Trust and options for their mitigation; and seeks to maintain the integrity of financial statements and the integrity of compliance with law and ethics of the Company and Cambridge Trust.

The Board held nine regular meetings during the fiscal year ended December 31, 2019. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he/she has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

The Company’s policy is that all directors and nominees attend the Annual Meeting. Twelve directors, all of whom were continuing directors, attended the Company’s 2019 annual meeting of shareholders.

Board’s Role in Risk Oversight

The Board has the ultimate authority and responsibility for overseeing risk management at the Company. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on numerous risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to its committees.

The Audit Committee oversees, reviews and monitors, including discussing with management, the internal auditors and the independent auditor, the Company’s and Cambridge Trust’s major risk exposures and the steps management is taking to monitor and control such exposures, including the Company’s enterprise risk management approach, risk assessment and risk management policies.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee reviews the Company’s incentive plans to ensure that such plans adequately manage risk and do not cause excessive risk taking.

Board of Directors Independence

Rule 5605 of the NASDAQ Listing Rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant

to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with outside legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the board nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Messrs. Morrison, Sheahan and Thompson. In making this determination, the Board found that none of the directors, other than Messrs. Morrison, Sheahan and Thompson, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Messrs. Morrison, Sheahan and Thompson, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Morrison, Chief Executive Officer of New Hampshire, Mr. Sheahan, Chief Executive Officer, and Mr. Thompson, President, are not independent directors by virtue of their current employment with us. The Board also determined that each member of the Audit, Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Director Nominations

The Board, upon recommendation of the Governance Committee, selects director nominees to be presented for shareholder approval at the Annual Meeting, including the nomination of incumbent directors for reelection and the consideration of any director nominations submitted by shareholders. As of the date of this proxy statement, the Governance Committee had not received any shareholder recommendations for nominees in accordance with our bylaws in connection with the Annual Meeting.

In evaluating the qualifications of potential new directors, the Board considers the following set of recruitment criteria:

•

Directors should, as a result of their occupation, background, and/or experience, possess a mature business judgment that enables them to make a positive contribution to the Board.  Directors are expected to bring an inquisitive and objective perspective to their duties.  Directors should possess, and demonstrate through their actions on the Board, exemplary ethics, integrity, and values.

•

Each candidate’s leadership experience, business experience and acumen, familiarity with relevant industry issues, and such other relevant skills and experience as may contribute to the Board’s effectiveness and the Company’s success.

•

Based upon the characteristics of the then-current Board, the Governance Committee takes Board diversity into account with respect to personal attributes and characteristics, including with respect to race, ethnicity, gender, age, cultural backgrounds, professional experience, skills, and other qualifications.

•

While familiarity with the communities that Cambridge Trust serves is one factor to be considered in determining if an individual is qualified to serve as a director, it is not a controlling factor.  The Board believes that a significant portion of the directors should be, and are, drawn from the communities that the Company serves.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.  Directors are expected to offer their resignation in the event of any significant change in circumstances that renders them incapable of performing their duties.  Directors who attain the age of 72 during their elected term as a director will retire from the Board as of the next annual meeting of shareholders.

According to our bylaws, to recommend a director nominee, a shareholder must provide written notice to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138. This notice must be provided not fewer than 50 days nor more than 70 days before the annual meeting of shareholders; provided, however, that, if less than 60 days’ prior public disclosure of the date of the meeting is made, notice by the shareholder must be received not later than the close of business on the earlier of the 10th day following the day on which such public disclosure was made or the day before the meeting. Such shareholder’s notice must set forth (i) the name and address of such shareholder and of each person to be nominated; (ii) the class and number of shares of capital stock of the Company beneficially owned by such shareholder and by each person to be nominated; (iii) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate such person(s); (iv) a description of all arrangements between such shareholder and each person to be nominated by the shareholder; (v) such other information regarding each nominee proposed in the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vi) the consent of each nominee to serve as a director of the Company if elected. The Corporate Governance Committee’s evaluation of shareholder-recommended director candidates will be the same as for any other proposed candidates.

Shareholder Communications with the Board

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and will respond as appropriate. Communications will be forwarded to all members of the Board or specified individual directors if they relate to substantive matters and include suggestions or comments that are considered to be appropriate for Board consideration. Shareholders who wish to send communications to the Board should submit them, in writing, to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138.

Code of Ethics

The Board has also adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by the Company’s Code of Ethics. The training reinforces the Company’s core values and commitment to full compliance with applicable laws and regulations. You can find links to the Code of Ethics on the Company’s website at: http://ir.cambridgetrust.com/govdocs. The inclusion of the Company’s website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on the Company’s website into this proxy statement.

You can also obtain a printed copy of the Committee charters (referenced in “Committees of the Board of Directors”) and the Code of Ethics, without charge, by contacting us at the following address:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

ATTN: Corporate Secretary

Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee and a Governance Committee along with other various committees. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee, and the Governance Committee, as well as qualification guidelines for board members.  The following table provides meeting information for the fiscal year ended December 31, 2019, for each committee:

Name	Audit Committee	Compensation Committee	Governance Committee
Jeannette G. Clough		X	X
Christine Fuchs	X
Sarah G. Green(1)	X	X
Pamela A. Hamlin			X
Edward F. Jankowski	X*-**
Hambleton Lord		X*	X
Thalia M. Meehan
Daniel R. Morrison
Leon A. Palandjian	X
Laila S. Partridge	X
Jody A. Rose	X
Cathleen A. Schmidt		X	X
Denis K. Sheahan
R. Gregg Stone		X	X
Mark D. Thompson
Linda A. Whitlock (1)			X*
Total meetings in 2019	7	7	5

*	Committee Chair
**	Financial Expert

(1)	Green and Whitlock will serve on the committees indicated until the commencement of the Annual Meeting.

Audit Committee

The Audit Committee oversees the Company’s accounting and financial reporting processes, including its internal audit function, risk management oversight, the external and internal audits of the Company’s financial statements, the integrity of the financial statements of the Company, the qualifications, independence and performance of the independent auditor engaged by the Company and compliance with applicable legal and regulatory requirements. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. A copy of the Audit Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the fiscal year ended December 31, 2019, the Audit Committee held seven meetings. The members of the Audit Committee currently are Mses. Fuchs, Green, Partridge and Rose, and Messrs. Jankowski (Chair) and Palandjian.   Each of the members of the Audit Committee meets the independence requirements under the NASDAQ Listing Rules and applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate and that Mr. Jankowski qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019, with management and the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Audit Committee of the Board of Directors of Cambridge Bancorp

Edward F. Jankowski, Chair Christine Fuchs
Sarah G. Green
Leon A. Palandjian Laila S. Partridge
Jody A. Rose

Corporate Governance Committee

The Governance Committee has overall responsibility for recommending corporate governance policies and procedures and board operations for the Company. The Governance Committee provides recommendations for action by the Board related to the appropriate size, composition, function, needs and effectiveness of the Board and its committees, develops and implements corporate governance principles and practices for the Company and oversees implementation of the Company’s Code of Ethics, including reviewing Company transactions involving related parties and other potential conflicts of interest.  The Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Governance Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the fiscal year ended December 31, 2019, the Governance Committee held five meetings. The members of the Governance Committee are Mses. Clough, Hamlin, Schmidt and Whitlock (Chair), and Messrs. Lord and Stone.  Ms. Whitlock will serve on the Governance Committee until the commencement of the Annual Meeting. Each member of the Governance Committee meets the independence requirements under the NASDAQ Listing Rules.

Compensation Committee

The Compensation Committee’s responsibilities include: (i) assisting the Board in carrying out its responsibilities in determining the compensation of the Chief Executive Officer, the President and the other executive officers of the Company and Cambridge Trust; (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer financial institutions; and (iii) assisting the Board with the design and development, for approval, of equity and cash compensation plans.

The Compensation Committee also makes recommendations to the Board on the executive officers to whom equity and cash awards shall be granted, the number of shares to be granted to each, and the time or times at which such awards should be granted.

The Chief Executive Officer reviews the performance of the executive officers of the Company and Cambridge Trust (other than the Chief Executive Officer) and, based on that review, makes recommendations to the Compensation Committee about the compensation of executive officers other than himself. The Chief Executive Officer does not participate in any deliberations or approvals by the Compensation Committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the Chief Executive Officer and the other executive officers of the Company and Cambridge Trust. With regard to the Chief Executive Officer’s performance, the Lead Director conducts a 360 review by discussing his performance against goals with all Directors and solicits feedback from his direct reports.  The Lead Director’s findings are presented to the Board and then the Chief Executive Officer.  The Board reviews and votes to approve, in its discretion, all compensation decisions involving the Chief Executive Officer and the executive officers of the Company and Cambridge Trust. The Compensation Committee and the Board use summaries of proposed overall short-term and long-term compensation, summaries of compensation decisions made in past years, and competitive survey data showing current and historic elements of compensation, and other relevant information when reviewing executive officer and Chief Executive Officer compensation. Compensation Committee meetings are attended by the Chief Executive Officer, other than while his compensation and benefits are discussed. For a description of the role of the Chief Executive Officer in determining or recommending the amount of compensation paid to the Company’s named executive officers during the fiscal year ended December 31, 2019, see “Compensation Discussion and Analysis.”

During the fiscal year ended December 31, 2019, the Compensation Committee held seven meetings. The members of the Compensation Committee are Mses. Clough, Green and Schmidt and Messrs. Lord (Chair) and Stone.  Ms. Green will serve on the Compensation Committee until the commencement of the Annual Meeting. Each of the members of the Compensation Committee meets the independence requirements under the NASDAQ Listing Rules, and also serve on the Compensation Committee of the Company’s subsidiary, Cambridge Trust. A copy of the Compensation Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof. For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation and Discussion Analysis - Oversight Responsibility for Executive Compensation – Role of the Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation

In 2019, the Compensation Committee was comprised entirely of independent directors, Mses. Clough, Green and Schmidt and Messrs. Lord (Chair) and Stone.  No member of the Compensation Committee is a current, or during 2019 was a former, executive officer or employee of the Company or any of its subsidiaries. In 2019, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, or “NEOs,” we are referring to the following individuals whose 2019 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Executive	Position
Denis K. Sheahan	Chief Executive Officer
Michael F. Carotenuto	Chief Financial Officer
Martin B. Millane, Jr.	Executive Vice President, Chief Lending Officer
Jennifer A. Pline	Executive Vice President, Wealth Management
Mark D. Thompson	President

Executive Summary

2019 Business Highlights

Cambridge Bancorp (together with its bank subsidiary, unless the context otherwise requires, the “Company”) is a Massachusetts corporation and has one bank subsidiary, Cambridge Trust Company (the “Bank”), formed in 1890. As of December 31, 2019, inclusive of the merger with Optima and organic growth the Company had total assets of approximately $2.9 billion and operated 16 private banking offices in Massachusetts and New Hampshire. As a private bank, we focus on four core services: Wealth Management, Commercial Banking, Residential Lending and Personal Banking. The Bank’s customers consist primarily of consumers and small- and medium-sized businesses throughout Greater Boston and Southern New Hampshire. The Company’s Wealth Management Group has five offices: two in Boston, Massachusetts and three in New Hampshire in Concord, Manchester, and Portsmouth. As of December 31, 2019, the Company had assets under management and administration of approximately $3.5 billion.

2019 was a year of continued growth and strong performance for the Company, as measured by numerous metrics:

•	Operating income applicable to Common Shareholders increased 21.5% from 2018 (from $23.8 million to $28.9 million)
•	Operating diluted EPS increased 6.9% from 2018 (from $5.80 to $6.20)
•	Wealth Management revenue increased 5.2% (from $25.2 million to $26.5 million)

GAAP to Non-GAAP Reconciliation (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	For the fiscal year ended December 31,
Operating Net Income / Operating Diluted EPS	2019	2018
	(in thousands, except share data)
Net Income (a GAAP measure)	$25,257	$23,881
Add: Merger and Capital Raise Expenses (Pretax)	4,721	201
Add: (Gain)/loss on disposition of investment securities	79	(2)
Tax effect of Merger and Capital Raise Expenses, and Gain (loss) on disposition of investment securities	(901)	(56)
Operating Net Income (a non-GAAP measure)	29,156	24,024
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(243)	(239)
Operating Income Applicable to Common Shareholders(a non-GAAP measure)	28,913	23,785
Weighted Average Diluted Shares	4,661,720	4,098,633
Operating Diluted earnings per share (a non-GAAP measure)	$6.20	$5.80

Key Compensation Practices and Policies

The Company aims to support the long-term interests of shareholders through best-practice compensation programs and policies. The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices are comprised of the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Executive Compensation Program Design

What We Do	What We Don’t Do

☐   Align pay with performance by having a weighted-average of 59% of 2019 target total direct compensation for NEOs consist of performance-based compensation

☐   Generally seek to position target total direct compensation for NEOs at the median of the competitive market

☐   Place appropriate focus on the role of management in investing in the future of our business through innovation, technology, and strategic alliances

☐   No uncapped payouts under our short- or long-term incentive plans

☐   No purely formulaic calculations of annual short-term incentive bonus amounts – Compensation Committee retains the ability to exercise discretion in determining payouts

Equity Award Practices

What We Do	What We Don’t Do

☐   Grant all equity awards with a multi-year vesting schedule to maintain alignment with longer-term Company performance

☐   Structure the majority (75%) of executive equity awards as performance-based RSUs (“PRSUs”), whose vesting is subject to outperforming comparable banks over a 3-year period

☐   Include non-solicitation provisions and related forfeiture

☐ No payment of dividends or dividend equivalents on unearned performance-based units ☐ No repricing underwater stock options or backdating of options without shareholder approval

Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do

☐   Review our peer group annually and regularly engage in rigorous benchmarking to align our executive compensation program with the market

☐   Review and verify annually the independence of the Compensation Committee’s independent compensation consultant

☐   Conduct an annual compensation program risk assessment

☐   Provide limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees

☐   Require our senior executives to satisfy meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests

☐   Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law

☐   Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program

☐   Cap annual performance-based cash bonuses at 150% of target

☐   No tax gross-ups of 280G excise taxes

☐   No single-trigger change-in-control bonus payments or vesting of equity awards

☐   No allowance for pledging of our common stock

☐   No allowance for employees to hedge or sell short our common stock

How Compensation Decisions are Made

Compensation Philosophy

The Company’s compensation philosophy is intended to provide a total compensation package that is competitive with market practice while varying awards to recognize Company and individual performance. The objective is to provide competitive pay for achieving performance goals consistent with the Company’s business objectives and performance compared to industry. Actual compensation should exceed market when superior performance is achieved, and be lower than market when performance falls below expectations.

In aggregate, the objectives of the Company’s compensation program are to:

•	Attract and retain talented members of senior management;
•	Provide a competitive total compensation and benefits package;
•	Reward superior performance (appropriately balancing short-term and long-term objectives); and
•	Align management interests with those of shareholders.

Since a significant portion of the executive officers total compensation is performance-based (short-term and long-term incentives), the Company expects its compensation will vary on an annual basis, however, over the long-term, the executive officers compensation will align with the Company’s long-term performance. In the aggregate, the Company believes its total compensation program provides appropriate balance that enables the Company to ensure proper pay-performance alignment and reduces the potential that its plans might motivate inappropriate risk-taking. The Company’s program balances:

•	Short-term and long-term performance;
•	Bank and individual performance;
•	Quantitative/financial performance goals and qualitative/discretionary performance; and
•	Absolute performance (the Company’s internal goals) and relative performance (compared to industry).

Compensation Elements and Objectives

In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key elements, which in total are targeted at the median of our competitive market:

Compensation Key Elements

At-Risk

Base Salary Provides a fixed amount of compensation executives receive which is positioned generally at the median of the competitive market for similar positions, but takes into account each individual’s experience, skills, and performance, which supports our compensation philosophy of attracting and retaining talented executives. Equity-Based Long-Term Incentives Motivates long-term performance and aligns executives with shareholder interests, which supports our compensation philosophy of rewarding long-term performance and sustained shareholder value creation in a way that attracts and retains talented executives. In general, long-term incentive opportunities vest over three years and are structured so that, when combined with salary and target bonus opportunity, target total direct compensation is approximately at the median of the competitive market. Annual Performance-Based Cash Bonus Rewards the achievement of annual goals for financial performance, as well as achieve key annual individual goals that strengthen the business and position the Company for long-term success. Target bonus percentages are positioned at the median of the competitive market for similar positions.

Compensation Mix

The Company believes the mix of compensation components, the allocation between cash and equity, the time horizon between short-term and long-term, and the differentiation between fixed and variable compensation collectively provide appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep the executives focused on longer-term corporate goals that drive shareholder value.

When the Compensation Committee makes decisions with respect to each element of an executive’s compensation, it also considers the total compensation that may be awarded to the executive. Overall, the Compensation Committee’s goal is to award compensation that corresponds with the Company’s compensation philosophy and objectives when all the elements of the compensation program are considered individually and in total.

Oversight Responsibilities for Executive Compensation

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)

•  Oversees the executive compensation program, policies, and practices, taking into account business goals and strategies, legal and regulatory developments, and evolving best practices;

•  Approves performance goals for purposes of compensation decisions for the NEOs;

•  Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;

•  Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate;

•  Approves all changes to the composition of the peer group; and

•  Reviews and makes recommendations to the Board with respect to Director compensation.

Independent Consultant to the Compensation Committee* (FW Cook)

•  Provides the Compensation Committee with analysis and advice pertaining to CEO, executive, and Director compensation program design, including industry survey analysis, explanation of current and developing best practices, and regulatory changes;

•  Recommends a relevant group of peer companies and appropriate sources of survey data against which to compare the competitiveness and structure of CEO, executive, and Director compensation;

•  Analyzes peer companies’ CEO and executive compensation annually, and Director compensation every two years, to assist the Compensation Committee in determining the appropriateness and competitiveness of CEO, executive, and Director compensation;

•  Reviews any proposed changes to CEO, executive, and Director compensation program design;

•  Reviews compensation disclosure materials; and

•  Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management

•  The CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance;

•  The CEO, SVP of Human Resources and Corporate Secretary work with the Compensation Committee Chairperson to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes; and

•  Our Chief Financial Officer also works with the SVP of Human Resources in the preparation of some materials for Compensation Committee meetings.

No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation is under discussion, when the Compensation Committee is approving or deliberating on CEO compensation, or when the Compensation Committee otherwise meets in executive session.

*During 2019, the Compensation Committee was assisted by its independent compensation consultant FW Cook. Other than the support that it provided to the Compensation Committee, FW Cook provided no other services to the Company or management and only received fees from the Company for the services provided to the Compensation Committee. The Compensation Committee conducted an evaluation of the independence of FW Cook considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation Committee concluded that FW Cook was independent of the Company and the services performed by FW Cook and the individual compensation advisors employed by FW Cook raised no conflicts of interest.

Results of the 2019 “Say-on-Pay” Advisory Vote

At the 2019 annual meeting of shareholders, the Company’s say-on-pay proposal was supported by over 95% of the votes cast. The Compensation Committee believes that the voting results affirm shareholders’ overall support of the Company’s approach to executive compensation. The Compensation Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay proposal, when making future compensation decisions for its named executive officers.

Use of Peer Group and Survey Information

The Compensation Committee engaged FW Cook to conduct a competitive review of the Company’s executive compensation program. One data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks which the Compensation Committee uses only as a competitive reference point and not as a determinative factor when making executive compensation decisions.

The Compensation Committee engaged FW Cook to assess the relevance of the companies within the peer group and makes changes when appropriate. Banks selected as peers for compensation purposes are public and actively traded banks which align with some or all of the following criteria:

•	Asset sizes between $700 million and $6.5 billion;
•	Market capitalization between $135M and $1.25B;
•	Fee/revenue mix greater than 20%;
•	Geographic location in a metropolitan area; and
•	With a wealth management operation.

Based on these criteria, the following companies were included in the Company’s peer proxy group for analyses relating to 2019 compensation:

Arrow Financial Corporation	First Foundation Inc.
Bryn Mawr Bank Corporation	Franklin Financial Services Corporation
Camden National Corporation	Independent Bank Corp.
Chemung Financial Corporation	Orrstown Financial Services, Inc.
Citizens & Northern Corporation	Peapack-Gladstone Financial Corporation
CoBiz Financial Inc.	Tristate Capital Holdings, Inc.
Enterprise Bancorp, Inc.	Univest Corporation of Pennsylvania
First Bancorp, Inc.	Washington Trust Bancorp, Inc.
First Business Financial Services, Inc.

During 2019, FW Cook updated its annual peer group review and the Compensation Committee determined to make the following changes to the peer group: removed CoBiz due to acquisition and Independent Bank Corp due to asset size; and added Bar Harbor Bankshares and Stock Yards Bancorp.

In addition to reviewing information from the peer group, the Compensation Committee evaluates executive compensation by reviewing national and regional surveys that cover a wider group of relevant companies. The Committee views the use of these surveys as critical to assessing the broader market in which the Company competes for talent to supplement the peer group perspective.

Compensation Program Elements

Base Salary

In early 2019, performance evaluations of Mr. Sheahan and the other executive officers were completed with respect to their 2018 performance. The Committee approved base salary increases for all executive officers, other than Mr. Thompson, based upon the recommendations of the Compensation Committee, which were derived from, in the case of the executive officers other than Mr. Sheahan, the evaluation of their performance by Mr. Sheahan and, in the case of Mr. Sheahan, the Board’s performance evaluation of Mr. Sheahan. The Compensation Committee also took into account market position versus peers.

Executive	2018 Base Salary	Increase (%)	2019 Base Salary
Denis K. Sheahan	$493,000	3%	$508,000
Michael F. Carotenuto	$250,000	10%	$275,000
Martin B. Millane, Jr.	$291,000	10%	$321,000
Jennifer A. Pline	$412,000	3%	$424,360
Mark D. Thompson	$450,000	—	$450,000

Short-Term Incentives

The Compensation Committee approved an executive officer annual incentive plan for use in 2019 (the “2019 Incentive Plan”). All determinations regarding the achievement of any performance goals, the achievement of individual performance goals and objectives, and the amounts awarded under the 2019 Incentive Plan were made by the Compensation Committee. The 2019 Incentive Plan expressly reserved the Compensation Committee’s right, in its sole and absolute discretion, to reduce, including a reduction to zero, any award otherwise payable.

The 2019 Incentive Plan defines the “Target Award” as a percentage of an executive officer’s base salary and provides a range of opportunity around targets defined as “threshold” (50% of the target incentive opportunity) and “stretch” (150% of the target incentive opportunity). For performance between threshold and target and between target and stretch, the payout percentage is computed on an interpolated basis.

Each participant has predefined performance goals with weightings that determine the annual incentive award. There are two performance categories – Bank Performance and Individual Performance, as shown in the table below. Weightings vary based upon the officer’s role at the Bank.

Executive	Bank Performance Weighting	Individual Performance Weighting
Denis K. Sheahan	75%	25%
Michael F. Carotenuto	75%	25%
Martin B. Millane, Jr.	40%	60%
Jennifer A. Pline	25%	75%
Mark D. Thompson	25%	75%

Payout under the 2019 Incentive Plan was determined by multiplying the Target Award by the combined Bank and Individual Performance Adjustment Factors.

Overall Performance Factor

Target Annual Performance- Based Cash Bonus Amount	x	Bank Performance Factor	+	Individual Performance Factor	=	Actual Annual Performance- Based Cash Bonus Amount
		25% - 75% Weighting		25% - 75% Weighting

Bank Performance Measures and Goals. During the beginning of 2019, the Compensation Committee approved the STI metrics understanding that if the Optima Merger transaction were completed during 2019 an adjustment to the plan would be required.  The initial Bank Performance Adjustment Factor was based upon a combination of the Company’s Return on Equity (“ROE”) performance against budget, calculated on an after-tax basis, and Operating Income results against budget, within specified ranges set forth which specify threshold, target, and maximum performance levels. These measures were selected because the Compensation Committee believes these performance metrics closely align with both the Company’s short-term strategy and its long-term objective of creating sustainable shareholder value. The 2019 Incentive Plan defines Operating Income to exclude security gains and losses, taxes, and other material non-recurring items as determined by the Compensation Committee.

Following the acquisition of Optima Bank & Trust, the Compensation Committee determined that the ROE goal required an adjustment given the impact of one-time, non-recurring merger and capital costs that negatively impact the organization in the year of the merger and are not reflective of the core operating performance of our business. The transaction also utilized common stock in connection with the purchase, affecting the structure and composition of the balance sheet.  As such the Committee determined that reviewing operating performance based on tangible common equity is a more accurate reflection of the performance embedded in the goal set forth at the beginning of the year. To ensure the ultimate performance assessment continued to align with Company strategy and performance results, the Committee approved a shift in the return metric from ROE to operating Return on Tangible Common Equity “ROTCE”.  The Committee believes that this metric aligns our compensation with that of peers and is better suited to track our performance going forward.

The range of the Bank Performance Adjustment Factor used to determine payouts for the 2019 short-term incentive is as follows:

Bank Performance Measures		2019 Performance Goals			Actual Performance
(Equally Weighted)	Hurdle	Threshold	Target	Stretch
Operating Return on Tangible Common Equity (after tax) “ROTCE”	No payout if below the 75th percentile of comparable bank index performance[1]	80% of budget ROTCE 12.13%	ROTCE per budget 15.16%	120% of budget ROTCE 18.19%	14.80% ROTCE or 94.1%; 105.6% of 75th percentile
Operating Income (before security gains/losses, taxes, and other material non-recurring items)		80% of budgeted operating income $18.9 million	Operating income per budget $37.8 million	120% of budgeted operating income $45.3 million	$38.7 million or 106.2%

1 The ROTCE performance hurdle is determined by comparing the Company’s ROTCE performance against the Commercial Bank Peer Group. The Commercial Bank Peer Group is defined as Commercial Banks with assets $500M - $5B, located in the Northeast (CT, MA, ME, NH, NJ, NY, PA, RI and VT) and traded on the New York Stock Exchange, the NASDAQ Stock Market, and the over-the-counter bulletin board (OTCBB).

The Compensation Committee has the right, in its sole and absolute discretion, to make adjustments to the Bank Performance Adjustment Factor within the defined parameters set forth in the 2019 Incentive Plan based upon: one-time, non-recurring, or extraordinary events or any other reason that the Compensation Committee deems appropriate; adjust any awards by considering factors such as regulatory compliance and credit quality; and to reduce, including a reduction to zero, any cash award otherwise payable.

Individual Performance Measures and Goals. In addition to the Bank performance goals, participants had individual goals that focused on department/team performance (such as lending growth or deposit growth) and/or individual performance. The mix of these goals varies by role. Performance targets and ranges for each measure were set at the beginning of 2019. If performance-to-goal cannot be quantified, committee judgment will be used to evaluate goal attainment.

Name	Individual Performance Goals
Denis K. Sheahan

•   Strategic vision and execution

•   Optima Merger & Integration

•   Investor outreach

•   Enhance brand awareness, marketing efforts and brand identity

•   Maintain effective Company-wide risk management

•   Enhance Talent Development, Succession Planning and Community Reinvestment Act efforts

•   Negotiate merger with Wellesley Bancorp

Michael F. Carotenuto

•   Enhance the Bank’s interest rate risk strategy

•   Optima Merger & Integration

•   Strengthen the Company’s enterprise risk management process

•   Improve internal reporting

•   Increase efficiency and operating leverage

•   Completion of Equity Capital Raise and Wellesley Bancorp merger

Martin B. Millane, Jr

•   Growth in loans, deposits and fee-based revenue

•   Monitor and strengthen credit risk management practices

•   Enhance commercial loan diversification

•   Succession planning and talent development

•   Optima Merger integration including the expansion of our lending footprint

Jennifer A. Pline

•   Growth in wealth management assets under management and revenue

•   Working with the Chief Investment Officer to enhance the investment platform

•   Succession planning, performance measurement and incentive plan design

•   Assess and recommend adjustments to business line technology needs

Mark D. Thompson

•   Implement the Bank’s private banking growth strategy

•   Growth in deposits, loans and wealth management assets

•   Increase brand awareness, marketing efforts and brand identity

•   Recruit and engage private bankers to drive strategic objectives

•   Support and improve the organization’s cross teaming and client experience efforts

Goal attainment was measured as follows:

Performance	Did not Achieve	Partially Achieved	Fully Achieved	Clearly Exceeded
Award as of % of Target	0% to 25%	26% to 90%	91% to 110%	111% to 150%

Actual 2019 Results and Short-Term Incentives Paid

	Target Short Term Incentive Opportunity	Bank Performance			Individual Performance			Short Term Incentive Paid	% of Target
		Target	Earned %	Subtotal	Target	Earned %	Subtotal
Denis K. Sheahan	$304,800	$228,600	100.1%	$228,847	$76,200	150.0%	$114,300	$343,147	113%
Michael F. Carotenuto	$96,250	$72,188	100.1%	$72,265	$24,063	150.0%	$36,094	$108,359	113%
Martin B. Millane, Jr.	$128,400	$51,360	100.1%	$51,416	$77,040	143.4%	$110,475	$161,891	126%
Jennifer A. Pline	$169,744	$42,436	100.1%	$42,482	$127,308	119.8%	$152,515	$194,997	115%
Mark D. Thompson	$225,000	$56,250	100.1%	$56,310	$168,750	93.5%	$157,782	$214,092	95%

Additional Cash Bonus Payment

To recognize significant achievement in 2019 relating to loan growth, commercial deposit growth and sustained asset quality metrics, the Compensation Committee approved an additional, discretionary cash bonus payment of $25,000 to Mr. Millane.

Long-Term Incentives

Equity compensation and stock ownership serve to link the net worth of executive officers to the performance of the Company’s common stock and therefore provide an incentive to accomplish the strategic, long-term objectives established by the Company to maximize long-term shareholder returns. Long-term equity compensation grants are also designed to be a retention tool for the individuals to whom they are awarded and are made based on competitive factors, such as equity compensation awarded by peers and amounts that are determined to be appropriate in order to retain key personnel.

The Compensation Committee believes the best interests of shareholders and executives are more closely aligned when executives who have substantial responsibility for the Company’s management and growth are provided an opportunity to increase their ownership of our stock. The 2019 Long Term Incentive Plan (“LTI”) awards included grants of restricted stock units that enable our NEOs and other executives to participate in the long-term appreciation of our shareholder value, while feeling personally invested in the impact of any business setbacks, whether Company-specific or industry-based. Based on the grant date value of the awards and assuming target level of achievement for the PRSUs, the 2019 LTI awards granted to our NEOs were composed 25% of RSUs, which vest based on service requirements alone, and 75% of PRSUs, which vest based on a combination of performance and service requirements.

By providing meaningful equity awards, the executives’ wealth creation opportunity is directly tied to Company and stock price performance. Furthermore, LTI awards assist with retention since the awards are subject to vesting related to an individual’s continued employment or service.

During the beginning of 2019, the original award payout for the PRSUs granted under the 2019 LTI were initially set to be determined based upon achievement of specified levels of return on assets (“ROA”) and diluted earnings per share (“EPS”) growth over a three-year period measured against the Commercial Bank Peer Group, an industry index (the same index used within the 2019 Incentive Plan) understanding that if the Optima Merger transaction were completed during 2019 an adjustment to the 2019 LTI would be required. Following the acquisition of Optima Bank & Trust, the Compensation Committee determined that the ROA and EPS goals required adjustment given the impact of one-time, non-recurring merger and capital costs that are not reflective of the core operating performance of our business. Reviewing operating performance based on operating ROA allows the Company and investors to evaluate the core performance of the Company and better set forth the objective of performance embedded in the goal set forth at the beginning of the performance period. Similarly, as relates to EPS, the one-time costs were transactional in nature and not reflective of the operating performance the Company intended to measure with the EPS goal, so the shift to operating EPS more appropriately aligns with the intention of the program. To ensure the ultimate performance assessment continued to align with Company strategy and multi-year performance results, the Committee approved a shift in the return metrics from ROA to operating ROA and EPS to operating EPS

The Compensation Committee selected relative operating ROA and operating diluted EPS growth as compared to peer as the primary performance metrics for the 2019 LTI awards because it believes management should be incented to provide multi-year earnings growth and strong Bank profitability. The Compensation Committee also believes that relative operating ROA and operating diluted EPS growth are good indicators of shareholder value creation. Further, the Compensation Committee believes that it has set challenging, yet attainable, forward-looking incentive goals.  Any dividends declared during the performance period are accrued and paid out in cash only to the extent that the PRSUs ultimately vest following the completion of the performance period.

The range of performance levels and corresponding payout schedule is shown in the table below and growth is equally-weighted to determine payout:

	Threshold	Target	Stretch
Relative 3-year average operating ROA and 3-year average operating diluted EPS growth performance	25th percentile	50th percentile	90th percentile
Payout	25% of award	100% of award	200% of award

2019 Target LTI Awards

The following table summarizes the grant-date fair value of the 2019 LTI awards, assuming the PRSUs vest based on target level of achievement:

2019 Long-Term Incentive Target Values
Executive	PRSUs (at Target)	RSUs	Total Grant-Date Fair Value
Denis K. Sheahan	$562,500	$187,500	$750,000
Michael F. Carotenuto	$168,750	$56,250	$225,000
Martin B. Millane, Jr.	$168,750	$56,250	$225,000
Jennifer A. Pline	$168,750	$56,250	$225,000
Mark D. Thompson	$337,500	$112,500	$450,000

2017 PRSU Results and Final Award Payouts

In 2017, the Company granted PRSU awards to certain executives, including three of our current NEOs (Mr. Sheahan, Mr. Carotenuto and Mr. Millane). The 2017 PRSUs were eligible to vest upon achievement of ROA and EPS performance (for performance period 2017) and Operating ROA and Operating EPS (for performance periods 2018 and 2019) as compared to an industry index for the period January 1, 2017 through December 31, 2019.  Based on the Company’s performance through December 31, 2019, the Compensation Committee determined that these awards would vest at 127.9% of target, and the final award payouts to Messrs. Sheahan, Carotenuto and Millane are summarized in the following table.  Mr. Thompson and Ms. Pline did not receive 2017 PRSUs awards because they had not yet joined the Company at the time of grant.

Executive	Target # of Shares	# of Shares Vested
Denis K. Sheahan	2,602	3,328
Michael F. Carotenuto	1,079	1,380
Martin B. Millane, Jr.	1,100	1,407

Retirement Benefits

Nonqualified Retirement Plans for Executive Officers. The Company maintains several nonqualified retirement programs for executive officers.  Historically, the Board provided a nonqualified defined benefit supplemental executive retirement plan (a “DB SERP”) to help accomplish the objectives of its nonqualified executive officer retirement program.  In 2016, the Board approved, at the recommendation of the Compensation Committee, a change to this program.  New entrants to the Company’s nonqualified deferred compensation program for executives are now provided a nonqualified defined contribution supplemental executive retirement plan (a “DC SERP”).  As of December 31, 2019, only Mr. Sheahan had a DB SERP.  Mr. Thompson, Mr. Millane, and Ms. Pline participate in a DC SERP. Mr. Carotenuto currently does not participate in any nonqualified retirement programs. For detailed descriptions of Mr. Sheahan’s DB SERP and the DC SERPs, please refer to the sections entitled “Executive Compensation Tables – Pension Benefits” and “Executive Compensation Tables – Nonqualified Deferred Compensation,” respectively.

The Company also maintains the Cambridge Trust Company Executive Deferred Compensation Plan (the “EDCP”).  The EDCP permits certain highly compensated employees of the Bank to defer up to 50% of their base salaries and up to 100% of all performance-based compensation.  The Compensation Committee administers the EDCP and annually selects the employees who are eligible to participate.  Each participant is 100% vested in his or her account and has the right to direct the investment of his or her account balance by choosing from among investment alternatives made available by the Compensation Committee.  Each account is credited with earnings or losses arising from the performance of the investments selected by the participant and no participant receives above-market or preferential returns pursuant to the terms of the EDCP.  A participant’s account balance will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum payment, unless the participant has elected annual installment payments (when available).  Participants may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency is available.

Qualified Retirement Plans for Executive Officers. The Company sponsors the Cambridge Bancorp Employee Retirement Plan, a tax-qualified, non-contributory defined benefit pension plan (the “DB Plan”) covering substantially all employees hired before May 2, 2011, including Mr. Millane.  The plan was frozen to new employees hired after that date.  In October 2017, the Company announced its decision to freeze the accrual of benefits for all participants in the DB Plan, effective as of December 31, 2017.  The actuarially determined present values of the named executive officers’ retirement benefits as of the end of last year are reported in the section entitled “Executive Compensation Tables – Pension Benefits.”

The Company also maintains a tax-qualified defined contribution plan (the “Profit Sharing Plan” or “401(k) Plan”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company matches employee contributions up to 100% of the first 4% of each participant’s salary. Each year, the Company may also make discretionary contributions to the Profit Sharing Plan.  Employees, including our named executive officers, are eligible to participate in the 401(k) feature of the Profit Sharing Plan on the first day of their initial date of service.  Employees, including our named executive officers, are eligible to participate in the discretionary contribution portion of the Profit Sharing Plan on the first day of their initial date of service. The employee must be employed on the last day of the calendar year or retire at the normal retirement age of 65 during the calendar year to receive the discretionary contribution.

In addition to the DB Plan and the Profit Sharing Plan, the Company maintains an employee stock ownership plan (“ESOP”). The ESOP is a tax-qualified defined contribution plan in which our employees, including our named executive officers, are eligible to participate on either January 1 or July 1 of each year, whichever date occurs soonest after the employee has attained the age of 21 and completed 12 months of service consisting of at least 1,000 hours of service.  In general, pursuant to the terms of the ESOP, the Company contributes funds to the ESOP trust fund, and the contributed funds are allocated among all the participants’ accounts according to their relative levels of compensation (subject to IRS limits).

Perquisites

The Company provides certain perquisites to Mr. Sheahan that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program. To encourage his continued presence in our local community, the Company reimburses Mr. Sheahan in an amount of up to $85,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office plus the income taxes resulting from such reimbursements. The attributed costs of the perquisites provided to Mr. Sheahan for 2019 are included in the “All Other Compensation” column of the “Summary Compensation Table” below.

Change in Control Agreements and Other Severance Arrangements

The Company has entered into double-trigger change in control agreements with certain key employees, including the named executive officers. The change in control agreements are designed to promote stability and continuity of senior leadership. The Compensation Committee believes that the interests of shareholders will be best served if the interests of management are aligned with them. The Compensation Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders.  In addition, the Company has entered into letter agreements with each of Mr. Thompson and Ms. Pline that would provide severance benefits in the event that their employment is terminated under certain circumstances unrelated to a change in control. These agreements are described in detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Taxation of “Parachute” Payments.  Sections 280G and 4999 of the Internal Revenue Code provide that certain individuals who hold significant equity interests in the Company and certain executive officers and other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Section 162(m).  Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation to $1,000,000 in any one year for certain executive officers. The Compensation Committee has previously designed elements of the Company’s compensation programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to our NEOs would not exceed $1,000,000 in any one year, except for compensation payments that qualified as “performance-

based.” However, recent changes to Section 162(m) eliminated the “performance-based” exception, except for a limited exception with respect to written, binding contracts in effect on November 2, 2017, and, as a result, following the transition period for new SEC registrants, executive compensation is not likely to be fully deductible. While the Compensation Committee considers tax and accounting implications as one factor when considering executive compensation, they are not the only factors considered. Other important considerations outweigh tax or accounting considerations. In addition, the Compensation Committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws.

Accounting for Stock-Based Compensation.  The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Compensation Policies and Practices

Summary
Director Stock Ownership, Executive Stock Ownership and Retention

In December 2017, the Compensation Committee approved stock ownership guidelines intended to ensure that the interests of our executives and directors are economically aligned with those of our shareholders. The requirements under that policy were determined after a review of peer and broader market ownership guideline levels. These guidelines establish target levels of ownership of our common stock within five years (either by December 31, 2022, or within five years of becoming subject to the guidelines). Guidelines are calculated based on the following multiples of compensation:

•   Chief Executive Officer – a multiple of three times annual base salary;

•   Other Executive Officers – a multiple of one times annual base salary; and

•   Non-Employee Directors – three times annual equity retainer.

The Compensation Committee believes that the higher target multiples applicable to the Chief Executive Officer and our other executive officers are appropriate given the greater relative scope of responsibilities relating to long-term shareholder value creation associated with those positions.

These target levels determine whether the executive must retain additional stock acquired upon the vesting and release of restricted stock awards (“RSAs”) or restricted stock units (including RSUs and PRSUs). Specifically, unless and until the value of our common stock held by a participant equals or exceeds his or her target level at the end of a calendar year, this executive must retain:

•   At least 50% of our common stock received upon the vesting and release of RSAs or restricted stock units during the following year, after payment or withholding of any applicable exercise price and taxes; and

•   All other shares of our common stock held by the participant.

We apply the value of unvested RSAs and RSUs toward satisfying these guidelines, but do not apply the value of unvested PRSUs, as the PRSUs are “at risk” and the associated shares may or may not ultimately be delivered. Compliance with the guidelines will be measured annually as of December 31 and reviewed by the Compensation Committee.

Recovery of Incentive Compensation (Clawback Provisions)

Under our incentive plans or award agreements, we may seek to recover certain performance-based incentive compensation (including incentive-based equity compensation) granted to our executives in the event we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.

Policy on Short Sales, Derivatives, Hedging, and Pledging of Stock

Pursuant to our Insider Trading and Confidentiality Policy (the “Policy”), no employee (including officers) or non-employee director of the Company may engage in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities. The Policy also prohibits our directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

Equity Grant Practices

The Company’s practice is to grant annual equity awards to eligible recipients, including our NEOs, during the first quarter of the year. In the event of grants related to new hires or other off-cycle awards, the grants are generally made on the 15th day of the mid-month of each quarter following approval of the award.

Summary
Compensation Risk Assessment

The Compensation Committee oversees an annual risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2019, the Compensation Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, formal goals and discretion, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions, and prohibitions on employee pledging and hedging activities. Furthermore, the Compensation Committee believes the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk-taking.

Compensation Committee Report(1)

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures discussed above. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2019 fiscal year, and the Board has approved the recommendation.

Compensation Committee of the Board of Directors of Cambridge Bancorp
Hambleton Lord, (Chair) Jeanette G. Clough
Sarah G. Green Cathleen A. Schmidt R. Gregg Stone

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables

The following tables, narratives, and footnotes provide compensation information for our named executive officers during 2019:

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Denis K. Sheahan,	2019	$508,000	$—	$750,000	$—	$343,147	$318,559	$112,533	$2,032,239
CEO	2018	$493,000	$—	$750,027	$—	$402,298	$178,385	$101,692	$1,925,402
Michael F. Carotenuto,	2019	$275,000	$—	$225,000	$—	$108,359	$—	$27,533	$635,892
CFO	2018	$250,000	$—	$225,023	$—	$121,190	$—	$17,423	$613,636
Martin B. Millane, Jr.	2019	$321,000	$25,000	$225,000	$—	$161,891	$91,730	$79,533	$904,154
EVP, CLO	2018	$291,000	$32,537	$225,023	$—	$167,463	$—	$56,984	$773,007
Jennifer A. Pline,	2019	$424,360	$—	$225,000	$—	$194,997	$—	$86,444	$930,801
EVP, WM	2018	$412,000	$—	$225,023	$—	$164,747	$—	$79,088	$880,858
Mark D. Thompson,	2019	$450,000	$—	$450,000	$—	$214,092	$—	$83,783	$1,197,875
President	2018	$450,000	$—	$449,970	$—	$112,500	$—	$80,833	$1,093,303

(1)	For Mr. Millane, amount reflects an additional, discretionary cash bonus related to his 2018 and 2019 performance.
(2)

Assumptions used in the calculation of these amounts are included in Note 15 – Share-Based Compensation to our fiscal year 2019 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020. Amounts listed in column (e) are not actual dollar amounts received by our named executive officers in 2019, but instead represent the aggregate grant date fair value of the stock awards granted in 2019 calculated in accordance with ASC 718. For PRSUs, the probable outcome of performance is assumed to be at the target level.  The maximum value of the PRSU awards assuming performance at the highest level for Mr. Sheahan, Mr. Carotenuto, Mr. Millane, Ms. Pline, and Mr. Thompson is $1,125,000, $337,500, $337,500, $337,500, and $675,000, respectively.

(3)

Amounts listed in column (g) represent the cash payments which were approved for performance under the 2019 Incentive Plan. The 2019 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”

(4)

Amount listed in column (h) represents the aggregate change in the actuarial present value of the accumulated benefits under the DB SERP for Mr. Sheahan and the DB Plan for Mr. Millane.  The DB SERP and the DB Plan are described in detail above in our “Compensation Discussion and Analysis” and below under “Pension Benefits.”

(5)	The following table shows the components of column (i) for 2019:

	401(k) Plan Company Contributions(1)	ESOP Company Contributions(2)	Company Contributions to DC SERP(3)	Personal Expense Reimbursements(4)	Total
Denis K. Sheahan	$22,400	$5,133	$—	$85,000	$112,533
Michael F. Carotenuto	$22,400	$5,133	$—	$—	$27,533
Martin B. Millane, Jr.	$22,400	$5,133	$52,000	$—	$79,533
Jennifer A. Pline	$22,400	$5,133	$58,911	$—	$86,444
Mark D. Thompson	$22,400	$5,133	$56,250	$—	$83,783

(1)

Amounts reflect the Company’s matching contributions $11,200 and its discretionary 4% contribution $11,200 to the accounts of the named executive officers under the 401(k) Plan. Pursuant to the terms of the 401(k) Plan, the Company matches employee contributions up to 100% of the first 4% of each participant’s salary and may contribute up to 4% of an employee’s compensation. The 401(k) Plan is described in detail above in our “Compensation Discussion and Analysis.”

(2)	Amounts reflect Company contributions to the accounts of the named executive officers. The ESOP is described in detail above in our “Compensation Discussion and Analysis.”
(3)	The DC SERPs are described in detail below under “Nonqualified Deferred Compensation.”
(4)

The Company reimburses Mr. Sheahan in an amount of up to $85,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office plus the income taxes resulting from such reimbursements.  In 2019, the Company reimbursed Mr. Sheahan for housing in the amount of $47,785, and for the income taxes resulting from such reimbursements in the amount of $37,215.

2019 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number	Number	or Base	Value of
		Estimated Future			Estimated Future			of Shares	of Securities	Price of	Equity-
		Payouts Under Non-Equity			Payout Under			of Stock	Underlying	Option	Based
		Incentive Plan Awards (1)			Equity Incentives Plan Awards (2)			or units (3)	Options	Awards	Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/SH)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Denis K. Sheahan	1/17/2019	$152,400	$304,800	$457,200
	1/22/2019				1,926	7,705	15,410				$562,465
	1/22/2019							2,568			$187,464
Michael F. Carotenuto	1/17/2019	$48,125	$96,250	$144,375
	1/22/2019				578	2,312	4,624				$168,776
	1/22/2019							771			$56,283
Martin B. Millane, Jr.	1/17/2019	$64,200	$128,400	$192,600
	1/22/2019				578	2,312	4,624				$168,776
	1/22/2019							771			$56,283
Jennifer A. Pline	1/17/2019	$84,872	$169,744	$254,616
	1/22/2019				578	2,312	4,624				$168,776
	1/22/2019							771			$56,283
Mark D. Thompson	1/17/2019	$112,500	$225,000	$337,500
	1/22/2019				1,156	4,623	9,246				$337,479
	1/22/2019							1,541			$112,493

(1)

Reflects the potential incentive award payout that the named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the incentive awards granted under the 2019 Incentive Plan.  Payouts are based upon achievement of both Bank and individual goals.  Threshold payout assumes (a) Bank performance at (i) 80% of target level for the Operating ROTCE performance measure and (ii) 50% of the Operating Income performance measure (resulting in a 50% payout on the Bank performance component) and (b) individual performance at 50%.  Target payout assumes Bank performance at 100% of target levels (resulting in a 100% payout on the Bank performance component) and individual performance at 100%.  Maximum payout assumes Bank performance at maximum levels (resulting in a 150% payout on the Bank performance component) and individual performance at 150%.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Compensation Committee for the 2019 awards. The 2019 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”

(2)

Reflects the number of shares of our common stock that each named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the PRSUs granted under the 2019 LTI.  Vesting of the PRSUs is based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for average operating ROA and operating diluted EPS growth.  Threshold vesting assumes Bank performance at the 25th percentile of the Commercial Bank Peer Group performance (resulting in a 25% of the target number of shares vesting).  Target vesting assumes Bank performance at the 50th percentile of the Commercial Bank Peer Group performance (resulting in a 100% of the target number of shares vesting).  Maximum vesting assumes Bank performance at the 90th percentile of the Commercial Bank Peer Group performance (resulting in a 200% of the target number of shares vesting). The PRSUs are described in detail above in our “Compensation Discussion and Analysis.”

(3)

Awards represent RSUs granted on January 22, 2019.  These RSUs vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through each vesting date.

(4)

Amounts are not an actual dollar amount received by our named executive officers in 2019, but instead represent the aggregate grant date fair value of the awards calculated in accordance with ASC 718.  For the PRSUs the fair value assumes the probable outcome of the 50th percentile.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table set forth below contains individual equity awards that were outstanding as of December 31, 2019, for the named executive officers, with market values determined by multiplying the number of shares of stock or units, as applicable, by $80.15, the per share closing price of the Company’s common stock on December 31, 2019, the last trading day of the year:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Inventive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Denis K. Sheahan						2,568	(1)	$205,825
						1,633	(2)	$130,885
									15,410	(8)	$1,235,112
									14,694	(9)	$1,177,724
Michael F. Carotenuto						771	(1)	$61,796
						491	(2)	$39,354
						511	(3)	$40,957
									4,624	(8)	$370,614
									4,408	(9)	$353,301
Martin B Millane, Jr.						771	(1)	$61,796
						491	(2)	$39,354
						185	(4)	$14,828
						106	(5)	$8,496
									4,624	(8)	$370,614
									4,408	(9)	$353,301
Jennifer A. Pline						771	(1)	$61,796
						493	(2)	$39,514
						699	(6)	$56,025
									4,624	(8)	$370,614
									4,408	(9)	$353,301
Mark D. Thompson						1,541	(1)	$123,511
						980	(2)	$78,547
						1,559	(7)	$124,954
									9,246	(8)	$741,067
									8,816	(9)	$706,602
									3,897	(10)	$312,345

(1)	This RSU award was granted on January 22, 2019. The remaining unvested units will vest in annual installments on each of January 22, 2020, 2021 and 2022.
(2)	This RSU award was granted on January 22, 2018. The remaining unvested units will vest in annual installments on each of January 22, 2020 and 2021.
(3)	This RSA was granted on February 13, 2017. The remaining unvested shares will vest on February 13, 2020.
(4)	This RSA was granted on April 27, 2015. The remaining unvested shares will vest on April 27, 2020.
(5)	This RSA was granted on January 23, 2017. The remaining unvested shares will vest on January 23, 2020.
(6)	This RSA was granted on May 1, 2017. The remaining unvested shares will vest on May 1, 2020.
(7)	This RSA was granted on September 25, 2017. The remaining unvested shares will vest in annual installments on each of September 25, 2020, 2021 and 2022.
(8)

This PRSU award will vest based upon the Bank's average three-year performance relative to the Commercial Bank Peer Group for operating ROA and operating diluted EPS growth for the period ending December 31, 2021.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  As required by SEC rules, amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award), but the Company currently estimates relative performance at the respective percentile rankings of 61.0 and 47.0, which would result in a 109.3% of the target number of shares vesting.

(9)

This PRSU award will vest based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for operating ROA and operating diluted EPS growth for the period ending December 31, 2020.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  As required by SEC rules, amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award), but the Company currently estimates relative performance at the respective percentile rankings of 68.0 and 52.5, which would result in a 125.6% of the target number of shares vesting.

(10)

This PRSU award will vest based on the three-year performance of the private banking business plan from January 1, 2018 to December 31, 2020 as measured by loan growth, deposit balance growth, assets under management growth and life-to-date pre-tax net income (loss) growth, in each case, relative to predetermined targets set by the Compensation Committee for the period ending December 31, 2020.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  Amounts reflect vesting at target (that is, 100% of the target number of shares subject to the PRSU award).

2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the aggregate number of options exercised and stock awards vested during 2019 and the value realized:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized Upon Exercise (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting (e)
Denis K. Sheahan	—	$—	5,415	$439,583
Michael F. Carotenuto	—	$—	756	$58,736
Martin B. Millane, Jr.	—	$—	2,461	$200,162
Jennifer A. Pline	—	$—	941	$76,417
Mark D. Thompson	—	$—	1,009	$75,955

Pension Benefits

The defined benefit supplemental executive retirement plan (“DB SERP”) for Mr. Sheahan provides for an annual benefit generally payable in equal monthly installments commencing on the first day of the month following Mr. Sheahan’s termination of employment on or after attaining age 65 and continuing for the greater of Mr. Sheahan’s lifetime or 20 years, subject to Mr. Sheahan’s execution and delivery of an effective release of claims and compliance with the non-competition covenants in his DB SERP.  Mr. Sheahan’s annual benefit is an amount equal to his final average compensation (generally, an amount equal to the highest three consecutive years of his annual base salary and cash bonus) multiplied by two percent for every year from the date that he was hired to the date of his termination of employment (not to exceed 60%), less certain amounts payable under the U.S. Social Security Act. In general, should Mr. Sheahan voluntarily terminate employment prior to age 65, the benefit is prorated based on his years of service through his termination date.

The Company also maintains the DB Plan covering substantially all employees hired before May 2, 2011, including Mr. Millane.  The plan was frozen to new entrants following that date.  In October 2017, the Company announced its decision to freeze the accrual of benefits for all participants in the DB Plan, effective as of December 31, 2017. In general, participants in the DB Plan who retire upon attaining the plan’s normal retirement age of 65 are entitled to a monthly payment equal to one-twelfth of the product of (a) the sum of (i) 0.90% of the participant’s “final average compensation” (generally the participant’s average annual compensation during the five consecutive plan years in the last ten plan years of his or her employment with the Company affording the participant the highest average annual compensation), plus (ii) 0.55% of the participant’s average final compensation in excess of the average Social Security wage base for the 35-year period ending in the year in which the participant attains his or her Social Security retirement age multiplied by (b) the participant’s number of years of credited service (not in excess of 35 years). Participants who have reached age 55 and completed five years of credited service are generally eligible to retire and elect to receive an early retirement benefit equal to the actuarial equivalent of the monthly benefit described above. The following table provides details of the present value of the accumulated benefit and years of credited service for Mr. Sheahan under his DB SERP and for Mr. Millane under the DB Plan as of December 31, 2019. The accumulated benefit shown in the table has been calculated assuming each executive terminated employment as of December 31, 2019. The present value of the accumulated benefit was then calculated assuming the executive will start receiving his pension at age 65. The assumptions used for Mr. Sheahan’s DB SERP and the DB Plan are discussed in Note 14 – Pension and Retirement Plans to our fiscal year 2019 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020.  The remaining NEOs do not participate in a DB SERP or the DB Plan.

For additional information about the Company’s pension benefits, please refer our “Compensation Discussion and Analysis.”

2019 PENSION BENEFITS

Name (a)	Plan (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)
Denis K. Sheahan (1)	DB Plan	0	$—	$—
	DB SERP	5	$706,900	$—
Michael F. Carotenuto (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Martin B. Millane, Jr.(2)	DB Plan	15	$673,084	$—
	DB SERP	0	$—	$—
Jennifer A. Pline (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Mark D. Thompson (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—

(1)

Messrs. Sheahan, Carotenuto, and Thompson and Ms. Pline are not eligible for participation in the DB Plan as this plan was frozen to new entrants on May 2, 2011, and each individual joined the Company after that date.

(2)	Messrs. Carotenuto, Millane, and Thompson and Ms. Pline do not participate in a DB SERP.

Nonqualified Deferred Compensation

Each plan year, under the terms of the defined contribution supplemental executive retirement plan (“DC SERP”) for Ms. Pline,  Mr. Thompson, and Mr. Millane, the Company may contribute an amount equal to 10% of his or her base salary and bonus to his or her EDCP account. Accordingly, their DC SERPs are administered under the EDCP. Like other participants in the EDCP, Ms. Pline, Mr. Thompson, and Mr. Millane have the right to direct the investment of their account balances (including amounts contributed pursuant to their DC SERPs) by choosing from among the available investment alternatives, and their accounts are credited with earnings or losses arising from investment performance.  Their account balances will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum cash payment, unless they elect to receive annual installment payments. Ms. Pline and Mr. Thompson and Mr. Millane may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency. For additional information about the Company’s nonqualified deferred compensation plans, please refer to our “Compensation Discussion and Analysis.”

The following table provides details regarding the Company’s named executive officers’ participation in the Company’s various nonqualified deferred compensation plans as of December 31, 2019:

2019 Nonqualified Deferred Compensation

	Plan	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year
	(b)	(c)	(d)	(e)	(f)	(g)
Name (a)		(1)	(1)	(2)		(2)
Denis K. Sheahan	EDCP	$—	$—	$—	$—	$—
Michael F. Carotenuto	EDCP	$—	$—	$—	$—	$—
Martin B. Millane, Jr.	EDCP	$117,780	$—	$38,378	$—	$375,926
	DC SERP	$—	$52,000	$13,066	$—	$188,667
Jennifer A. Pline	EDCP	$45,930	$—	$10,399	$—	$75,417
	DC SERP	$—	$58,911	$25,606	$—	$177,456
Mark D. Thompson	DC SERP	$—	$56,250	$12,636	$—	$143,991

(1)	Amounts reported in columns (c) and (d) have been reported as compensation in the Summary Compensation Table.
(2)	Amounts reported in columns (e) and (g) have not been reported as compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated benefits payable to our named executive officers in the event of the named executive officer’s termination of employment under various scenarios or upon a change in control of the Company. The amounts shown assume a termination of employment or change in control on December 31, 2019. Market values of equity awards were determined by multiplying the applicable number of shares of stock or units by $80.15, the per share closing price of the Company’s common stock on December 31, 2019, the last trading day of the year. The amounts shown do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees and do not account for potential reductions pursuant to the “best net” provisions described below under “Change in Control Agreements” commonly known as “280G cutbacks.”  The actual amounts to be paid can only be determined at the time of the named executive officer’s separation from the Company or upon the occurrence of a change in control.

Potential Payments Upon Termination or Change in Control
Name and Benefit	Involuntary Termination (1)	Change in Control	Involuntary Termination and Change in Control	Disability	Death	Cause
Denis K. Sheahan
Severance Payment	—	—	$2,615,511	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
DB SERP Enhancement (3)	—	—	$1,395,449	$419,003	$911,810	—
Equity Award Vesting (4)	$962,842	$1,136,848	$1,960,229	$1,751,678	$1,751,678	—
Total Amount	$962,842	$1,136,848	$5,971,189	$2,170,681	$2,663,488	—
Michael F. Carotenuto
Severance Payment	$715,404	—	$715,404	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (4)	$312,852	$429,925	$677,027	$590,545	$590,545	—
Total Amount	$1,028,256	$429,925	$1,392,431	$590,545	$590,545	—
Martin B. Millane, Jr.
Severance Payment	$927,933	—	$927,933	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (4)	$314,535	$415,658	$662,760	$574,595	$574,595	—
Prorated DC SERP (5)	$52,000	$52,000	$52,000	$52,000	$52,000	—
Total Amount	$1,294,468	$467,658	$1,642,693	$626,595	$626,595	—
Jennifer A. Pline
Severance Payment	$1,195,004	—	$1,195,004	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (4)	$226,477	$272,189	$519,292	$519,292	$519,292	—
Prorated DC SERP (5)	$58,911	$58,911	$58,911	$58,911	$58,911	—
Total Amount	$1,480,392	$331,100	$1,773,207	$578,203	$578,203	—
Mark D. Thompson
Severance Payment	$675,000	—	$1,839,888	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (4)(6)	$452,580	$869,147	$1,363,191	$1,363,191	$1,363,191	—
Prorated DC SERP (5)	$56,250	$56,250	$56,250	$56,250	$56,250	—
Total Amount	$1,183,830	$925,397	$3,259,329	$1,419,441	$1,419,441	—

(1)

For purposes of this table, an “involuntary termination” means a termination of the named executive officer by the Company without cause (as defined in the applicable agreement) or, to the extent applicable, a resignation by the named executive officer for good reason (as defined in the applicable agreement).  The material terms of each of the applicable agreements are summarized in the narrative section below.

(2)

Amount reflects that, under the terms of the change in control agreements, each named executive officer will bear the full cost of any welfare benefit continuation. The material terms and conditions of the named executive officer’s change in control agreements are summarized in the narrative section below.

(3)

Amount equals the actuarial present value of the annual benefit enhancement (if any) under the terms of the DB SERP for Mr. Sheahan beyond the amount payable in connection with a separation from service after he attains normal retirement age. The actuarial present value of each amount is calculated using a discount rate of 3.04%, which is the consistent discount rate used by the Company to calculate its unfunded retirement liability and in accordance with the requirements of ASC 715.  For the actuarial present value of amounts payable under Mr. Sheahan’s DB SERP upon a separation from service after attaining normal retirement age, see the “Pension Benefits” table above. The material terms and conditions of the DB SERP for Mr. Sheahan are summarized in the narrative section below.

(4)

For the “Involuntary Termination” column, amount equals the market value of a prorated portion of the named executive officer’s outstanding, unvested PRSU and RSU awards (other than Mr. Thompson’s 2017 PRSU award), based on the number of completed months during the applicable period. The PRSUs assume target level of performance.  For the “Change in Control” column, amounts include the market value of the named executive officer’s outstanding RSA equity awards, and the RSU and PRSUs equity awards made prior to January 1, 2019 (other than Mr. Thompson’s 2017 awards), with (i) the 2018 PRSU awards vesting at target level of performance and (ii) the 2017 PRSU award (other than Mr. Thompson’s 2017 PRSU award) vesting at maximum level of performance on the assumption that the Compensation Committee would exercise its discretion to do so, in either case, pursuant to the terms of the applicable award agreement.  For the “Involuntary Termination and Change in Control” column, amounts include the market value of the named executive officers outstanding, unvested equity awards (other than Mr. Thompson’s 2017 awards), with (i) each 2019 and 2018 PRSU awards vesting at target level of performance and (ii) the 2017 PRSU award (other than Mr. Thompson’s 2017 PRSU award) vesting at maximum level of performance on the assumption that the Compensation Committee would exercise its discretion to do so, in either case, pursuant to the terms of the applicable award agreement.  For the “Disability” and “Death” columns, amounts equal the market value of the named executive officer’s outstanding, unvested equity awards, with all PRSU awards vesting at target level of performance pursuant to their terms. The material terms and conditions the named executive officers’ equity awards are summarized in the narrative section below.

(5)

Due to the assumed date of termination of December 31, 2019, Mr. Millane, Ms. Pline and Mr. Thompson would be entitled to the unreduced amount of their annual DC SERP contribution for 2019.  This amount is also reported in the “Summary Compensation Table” and “Nonqualified Deferred Compensation” table above.  Mr. Millane, Ms. Pline and Mr. Thompson would also be entitled to the same prorated amount in the event of his or her voluntary resignation without good reason.

(6)

For the “Change in Control” and “Involuntary Termination and Change in Control” columns, amounts also include the market value of Mr. Thompson’s 2017 PRSU award vesting at target level of performance pursuant to its terms. For the “Involuntary Termination and Change in Control” column, amount also includes the market value of the unvested portion of Mr. Thompson’s 2017 RSA. The material terms and conditions of Mr. Thompson’s 2017 equity awards are summarized in the narrative section below.

Equity Awards.   Our named executive officers hold three types of unvested equity awards—RSAs, RSUs and PRSUs.  In the event the named executive officers experience a termination of employment or there is a change in control of the Company, the unvested equity awards would be vested or forfeited, as described below.

Upon a termination of employment for any reason other than death or disability (as defined in the applicable award agreement) prior to a change in control, all unvested RSA awards (and Mr. Thompson’s 2017 PRSU award) then-held by our named executive officers would be forfeited automatically. For the PRSUs granted to our named executive officers (other than Mr. Thompson’s 2017 PRSU award), upon a termination of employment for any reason other than death, disability or cause (as defined in the applicable award agreement), the target number of units would be prorated based on the number of completed months in the applicable performance period and the named executive officers would remain eligible to earn this prorated award based on the Company’s actual performance through the end of the applicable performance period. For the RSUs granted, the number of units would be prorated based on the number of completed months of service.  Upon a termination of employment due to death or disability, all of our named executive officers would be entitled to (a) full vesting of their unvested RSAs, (b) full vesting of their unvested RSUs, and (c) vesting at target level for their unvested PRSUs.

For the equity awards granted to the named executive officers (other than the PRSU awards granted in 2019 and 2018, and the awards granted to Mr. Thompson in 2017), upon a change in control, (a) all unvested RSAs held by such named executive officers would fully vest, (b) all of their unvested RSUs granted prior to 2019 would fully vest, and (c) their PRSUs would be deemed vested with respect to such number of units (not greater than the maximum number provided for in the applicable award agreement) as is determined by the Compensation Committee in its discretion to be equitable under the circumstances. The maximum number of PRSUs that may vest equals 200% of the target number of units provided for in the applicable award agreement.  The 2019 PRSUs and RSU awards granted to the named executive officers would forfeit automatically.  The unvested portion of the 2018 PRSU awards would vest at target level.

For the equity awards granted to Mr. Thompson in 2017, upon a change in control, (a) the unvested portion of his RSA would fully vest if the Company terminated his employment without cause (as defined in his RSA agreement) within 12 months following the change in control and (b) the unvested portion of his PRSUs would vest at target level.

Change in Control Agreements.  The Company has entered into double-trigger change in control agreements with Mr. Sheahan, Mr. Carotenuto, Mr. Millane, Ms. Pline, and Mr. Thompson.  Except as otherwise noted below, the change in control agreements contain substantially the same terms and conditions.  In the event of a change in control (as defined below) and a qualifying termination of employment (as described below), each of these named executive officers would be eligible for:  (1) a severance payment equal to a multiple of his or her average compensation over a period of years (generally the highest three consecutive years of annual base salary and bonus), as determined at the time of termination and (2) welfare benefit continuation (at the named executive officer’s cost) for a specified period following the named executive officer’s termination date (or, if shorter, until comparable benefits are received from another source), in each case as set forth in the applicable agreement.  The severance multiples and welfare benefit continuation period for each named executive officer are set forth in the following table:

	Severance Multiple	Welfare Benefit Continuation Period
Sheahan	3x	36 Months
Thompson	3x	12 Months
Carotenuto, Millane, and Pline	2x	12 Months

Payments under the change in control agreements would be triggered in the event of a change in control of the Company or the Bank where, within 12 months after the change in control (1) the Company or the Bank terminates the named executive officer for reasons other than due to death or for “cause” or “disability” (each, as defined in the change in control agreements) or (2) the named executive officer resigns for “good reason” (as defined in the change in control agreements but generally including a material reduction in the nature or scope of the named executive officer’s responsibilities, authorities or duties, a material reduction in the named executive officer’s base salary or a relocation of the named executive officer’s principal place of business of more than 40 miles from the current principal executive office).  In the case of Mr. Sheahan and Mr. Thompson, benefits may also be payable in the event of a potential change in control where (1) the Company or the Bank terminates the named executive officer for reasons other than due to death or for cause or disability, or (2) the named executive officer resigns for good reason, in either case, within the period ending upon the earlier of: 12 months (or, for Mr. Sheahan and Mr. Thompson, 36 months) from the occurrence of the potential change in control, death, disability or retirement (each, as defined in the change in control agreements), the change in control, or a determination by the Board that a potential change in control no longer exists.

In the event any payments or benefits provided under the change in control agreements, together with any other payments or benefits, would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide for a “best net” approach that reduces the payments and benefits otherwise provided to the applicable named executive officer in connection with a change in control so that no portion of such payments or benefits would be subject to the excise tax if such reduction would result in the applicable named executive officer receiving a greater amount of payments and benefits on an after-tax basis.

A “change in control” (as defined in the change in control agreements) includes a change that would be required to be reported by the Company or the Bank under the Exchange Act and an acquisition of control as defined in the Bank Holding Company Act of 1956, as amended, or the Bank Control Act of 1978, as amended.  A “potential change in control” (as defined in the Messrs. Sheahan’s and Thompson’s change in control agreements) would exist if the Company and/or the Bank enter into an agreement to consummate a transaction involving a change in control, any person (including the Company) publicly announces an intention to take or consider taking actions that would constitute a change in control, any person acquires a 20% or more of the voting power of the Company or the Board of the Company or the Bank adopt a resolution to the effect that a potential change in control has occurred.

The change in control agreements include a 12-month noncompetition covenant and, in certain circumstances, provide an opportunity for the Company and the Bank to remedy a good-reason-triggering event.  The change in control agreements also provide for a six-month delay in payments to a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, if required.

Other Severance Arrangements with Mr. Thompson. Under the terms of his letter agreement with the Company, in the event that Mr. Thompson is terminated other than for cause prior to September 25, 2020 (which is the third anniversary of his start date) and he is not entitled to severance under his change in control agreement, he will be entitled to his (a) then-current base salary for a period of 12 months from the termination of his employment and (b) target bonus. Mr. Thompson’s severance is subject to his execution and non-revocation of a release of claims and his compliance with the non-competition covenants included in his DC SERP.

Mr. Sheahan’s DB SERP.  Under the terms of Mr. Sheahan’s DB SERP, if Mr. Sheahan (a) becomes entitled to benefits under his change in control agreement or (b) experiences a termination of employment due to his death, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that he will be deemed to have been employed for an additional three plan years (up to a maximum of 30 plan years) and the installment payments from the Company will begin the month following his termination of employment, regardless of his age, and continue for his lifetime (or, in the case of his death, for 20 years).  In addition, if Mr. Sheahan becomes entitled to benefits under his change in control agreement, the non-competition covenant of his DB SERP will terminate. If Mr. Sheahan experiences termination of employment due to his “disability” (as defined in his DB SERP) prior to his attainment of normal retirement age, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that the installment payments from the Company will begin the month following his termination of employment due to disability.

DC SERPs for Ms. Pline, Mr. Millane and Mr. Thompson.  With respect to the year of Ms. Pline’s, Mr. Millane’s or Mr. Thompson’s termination of employment for any reason other than “cause” (as defined in the applicable DC SERP), they are entitled to receive a prorated portion of the annual benefit under their DC SERPs based on the number of completed months during the applicable plan year prior to his or her termination date, subject to their execution and delivery of an effective release of claims in favor of the Company and their continued compliance with the applicable non-competition covenants of their DC SERP.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of, our Chief Executive Officer (our “CEO”):

For 2019, our last completed fiscal year:

(1)	the annual total compensation of the median employee of our Company (other than our CEO) was $173,539; and
(2)	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 29 of this proxy statement, was $2,032,239.

Based on this information for fiscal year 2019, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 12:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total compensation actually paid during fiscal year 2019 to all 318 members of our workforce (including full-time, part-time and temporary employees), excluding our CEO, who were employed on December 31, 2019.

For purposes of determining the total compensation actually paid, we included: the amount of base salary paid during the year, the amount of any cash incentives paid during the year (which includes annual cash incentives that are generally paid in February for performance during the prior fiscal year) and the value of any equity awards that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided or the annualization of pay for any employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Director Compensation

Non-employee directors of the Company and Cambridge Trust receive both cash and equity compensation as described below. Board compensation is reviewed by comparison to peer institutions using publicly available information. Director compensation is designed to attract and retain persons who are well qualified to serve as directors of the Company and Cambridge Trust.

Non-employee directors of the Company and Cambridge Trust receive cash compensation in the form of fees for attending Board and committee meetings. Directors receive additional compensation for service as Chair of a Committee.

Annual fees for non-employee directors as Lead Director and Committee Chairs of the Company and of Cambridge Trust during 2019 are paid in cash and were as follows:

Position	Annual Fee
Lead Director	$10,000
Chairperson Audit Committee	$8,500
Chairperson Compensation Committee	$7,500
Chairperson Governance Committee	$7,500
Chairperson Trust Committee	$7,500

Board meeting fees for the Company during 2019 were $900 per meeting. Committee meeting fees for the Company during 2019 were $600 per meeting, with the exception of Audit Committee meeting fees, which were $700 per meeting. Committees for which directors receive meeting fees other than the Audit, Governance and Compensation Committees, are the Trust Committee, CRA Committee, Executive Committee, and ALCO Committee. Board meeting fees for Cambridge Trust Company of New Hampshire, a subsidiary of Cambridge Trust Company, were $600 per meeting during 2019.

Directors are also paid an annual retainer in the amount of $30,000 as a fully vested common stock award to align their interests with those of the shareholders.  In 2019, such awards totaled 356 shares of common stock. Directors also receive a $10,000 annual cash retainer.

No annual retainer or meeting fees are paid to any director who is an employee of the Company or Cambridge Trust.

The following table summarizes the compensation paid to the Company’s directors for the fiscal year ended December 31, 2019, other than Denis K. Sheahan and Mark D. Thompson, whose compensation is fully reflected in the Summary Compensation Table above, and Daniel R. Morrison.

2019 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid In Cash (b)(1)	Stock Awards (c)(2)	Option Awards (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)(3)	Total (h)
Jeannette G. Clough	$22,000	$30,000	—	—	—	$354	$52,354
Christine Fuchs	$18,033	$25,000	—	—	—	$314	$43,347
Sarah G. Green	$31,400	$30,000	—	—	—	$354	$61,754
Pamela A. Hamlin	$15,233	$25,000	—	—	—	$314	$40,547
Edward F. Jankowski	$33,900	$30,000	—	—	—	$354	$64,254
Hambleton Lord	$35,400	$30,000	—	—	—	$354	$65,754
Thalia M. Meehan	$19,000	$30,000	—	—	—	$354	$49,354
Leon A. Palandjian	$33,650	$30,000	—	—	—	$354	$64,004
Laila S. Partridge	$18,133	$25,000	—	—	—	$314	$43,447
Jody A. Rose	$17,900	$30,000	—	—	—	$354	$48,254
Cathleen A. Schmidt	$24,700	$30,000	—	—	—	$2,754	$57,454
R. Gregg Stone	$38,650	$30,000	—	—	—	$354	$69,004
Linda A. Whitlock	$32,200	$30,000	—	—	—	$354	$62,554

(1)	This column reflects the total fees earned or paid in cash to directors.
(2)	The amount in this column represents the director’s annual retainer paid in the form of a fully vested common stock.
(3)

This amount represents the dividends paid on the fully vested common stock granted to non-employee directors in 2019.  For Ms. Schmidt, this amount also includes meeting fees totaling $2,400 paid to her for attending board meetings of one of the Company’s subsidiaries.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to regulatory requirements and other applicable law, the Boards of the Company and/or Cambridge Trust must approve certain extensions of credit, contracts, and other transactions between the Company and/or Cambridge Trust and any director or executive officer or their immediate family members and affiliates. The Company requires that any transaction between the Company and/or Cambridge Trust and any director or executive officer, or any of their immediate family members or affiliates, must be made on terms comparable to those that would apply to a similar transaction with an unrelated, similarly situated third-party and must be approved in advance. The Governance Committee is responsible for oversight and implementation of the procedures for review of related party transactions, which are most commonly applied to extensions of credit by Cambridge Trust.  The Company’s policy and procedures with respect to related person transactions are set forth in the Governance Committee’s charter and the Company’s Code of Ethics.

Transactions with Certain Related Persons

The Company did not engage in any related person transactions during 2019 within the meaning of applicable SEC rules, including any transaction or series of transactions in which: (i) the Company was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.  Certain directors and officers of the Company and Bank and members of their immediate family are at present, as in the past, customers of the Bank and have transactions with the Bank in the ordinary course of business. In addition, certain of the directors are at present, as in the past, also directors, officers or shareholders of corporations or members of partnerships that are customers of the Bank and have transactions with the Bank in the ordinary course of business. Such transactions with directors and officers of the Company and the Bank and their families and with such corporations and partnerships were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, did not involve more than the normal risk of collectability or present other features unfavorable to the Bank, were performing according to their original terms at December 31, 2019, and were made in compliance with banking regulations. The directors annually approve amounts to be paid to related parties for services rendered. The Company reviews related party transactions periodically.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report to the SEC their initial ownership of the Company’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2018, we believe that, during the 2018 fiscal year, all of the Company’s directors and executive officers complied with all Section 16(a) filing requirements applicable to them, except that the Form 3 was filed late for Mr. Sullivan in connection with his initial grant of RSAs on June 18, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  The following tables set forth certain information as to the number and percentage of shares of common stock beneficially owned as of March 17, 2020, (i) by each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of common stock, (ii) by each of the Company’s directors and executive officers, and (iii) by all directors and executive officers as a group. As of March 17, 2020, there were 5,412,221 shares of common stock outstanding.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of the Company’s common stock as of March 17, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Cambridge Bancorp ESOP 1336 Massachusetts Avenue Cambridge, MA 02138	277,965	5.14%

Security Ownership of Officers and Directors

Name	Number of Shares Owned (1)(2)	Percent of Common Stock Outstanding
Directors:
Jeanette G. Clough	4,609	**
Christine Fuchs	808	**
Sarah G. Green	2,199	**
Pamela A. Hamlin	308	**
Edward F. Jankowski	1,938	**
Hambleton Lord	3,153	**
Thalia M. Meehan	356	**
Daniel R. Morrison	40,093	**
Leon A. Palandjian	4,957	**
Laila S. Partridge	308	**
Jody A. Rose	356	**
Cathleen A. Schmidt	2,238	**
Denis K. Sheahan	27,417	**
R. Gregg Stone	9,947	**
Mark D. Thompson	6,850	**
Linda A. Whitlock	5,408	**
Executive Officers other than Directors:
Michael F. Carotenuto	3,019	**
Martin B. Millane Jr.	16,197	**
Kerri A. Mooney	516	**
Puneet Nevatia	2,670	**
Jennifer A. Pline	3,887	**
Pilar Pueyo	1,331	**
John J. Sullivan	806	**
Jennifer M. Willis	333	**
Directors and executive officers as a group (24 individuals)	139,704	2.58%

**	Represents less than 1% of the Company’s outstanding shares.
(1)	Unless otherwise indicated, all shares are beneficially owned by the respective individuals. There are no outstanding options exercisable within 60 days of March 17, 2020.
(2)

This amount reflects shares allocated to participant accounts within the ESOP. The shares allocated to participant accounts within the ESOP as of December 31, 2019 are as follows: 182 for Mr. Sheahan, 1 for Mr. Morrison, 2 for Mr. Thompson, 53 for Mr. Carotenuto, 1,391 for Mr. Millane, 2 for Ms. Mooney, 53 for Ms. Pline, 53 for Ms. Pueyo, 2 for Mr. Sullivan, and 1 for Ms. Willis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (1)	(b) (2)	(c)(3)
Equity compensation plans approved by shareholders	64,375	$—	389,640
Equity compensation plans not approved by shareholders	—	—	—
Total	64,375	$—	389,640

(1)

Represents the number of underlying shares of common stock associated with outstanding restricted stock unit awards under the 2017 Equity and Cash Incentive Plan and the Amended 1993 Stock Option Plan, including shares that may be issued pursuant to outstanding PRSUs, assuming the target award will be earned.

(2)	There are no options outstanding. See footnote (1) above with respect to restricted stock unit awards granted under 2017 Equity and Cash Incentive Plan and the Amended 1993 Stock Option Plan.
(3)

Consists of 389,640 shares of common stock remaining available for issuance under the 2017 Equity and Cash Incentive Plan. No further shares of common stock will be issued or distributed under the Amended 1993 Stock Option Plan, except as described in footnote (1).

PROPOSAL 2 – NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act requires the Company to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its named executive officers as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the Company’s compensation philosophy, policies and practices, as disclosed in this proxy statement.

Vote Required

The affirmative vote of a majority of the votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required to approve the non-binding advisory resolution of the compensation of the Company’s named executive officers.  For purposes of Proposal Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  However, both abstentions and broker non-votes will count toward the presence of a quorum.

Our Recommendation

the board unanimously recommends that the shareholders vote “for” the approval of the non-binding advisory resolution on the compensation of the named executive officers, AS DISCLOSED IN THIS PROXY STATEMENT.

General

The compensation of the Company’s named executive officers is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that the Company’s executive compensation philosophy, policies and procedures provide a strong link between each named executive officer’s compensation and the Company’s short- and long-term performance. The objective of the Company’s executive compensation program is to provide compensation which is competitive, variable based on the Company’s performance and aligned with the long-term interests of shareholders.

The Company is asking its shareholders to indicate their support for its named executive officers compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers.  Accordingly, shareholders are being asked to vote “FOR” the following resolution:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation with the best interests of the Company and the Company’s shareholders. Because the Board views the advisory vote as a good corporate governance practice, we hold such votes on an annual basis.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted “FOR” this Proposal 2.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 16, 2020, following an evaluation of proposals for audit services from independent registered public accounting firms, the Audit Committee appointed Wolf & Company, P.C. (“Wolf & Company”), to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, effective March 17, 2020. While the Company is not required to have shareholders ratify the selection of Wolf & Company as the Company’s independent registered public accounting firm, and this vote is only advisory, the Board considers the selection of the independent registered public accounting firm to be an important matter and is therefore submitting the selection of Wolf & Company for ratification by shareholders as a matter of good corporate practice. In the event that this appointment is not ratified by the Company’s shareholders, the Audit Committee will consider that fact when it selects the Company’s independent registered public accounting firm for the following fiscal year.

On March 16, 2020, the Company chose not to renew the engagement of KPMG, LLP (“KPMG”), as the Company’s independent registered public accounting firm, effective upon completion of KPMG’s audit of the Company’s 2019 annual financial statements and the Company filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and notified KPMG that it was dismissed as the independent registered public accounting firm of the Company effective immediately. The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2019 and 2018, and through March 15, 2020, there were no (i) disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter in their reports; of (ii) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2019 and 2018, and through March 16, 2020, the Company did not consult with Wolf & Company with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated financial statements, or (b) any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Board recommends that shareholders vote in favor of ratifying Wolf & Company as the Company’s independent registered public accounting firm. If shareholders do not ratify selection of the Company’s independent registered public accounting firm, the Audit Committee will reconsider the appointment of Wolf & Company at the appropriate time. The Company anticipates, however, that there would be no immediate change in the Company’s independent registered public accounting firm this fiscal year if shareholders do not ratify the selection of Wolf & Company because of the practical difficulty and expense associated with making such a change midyear. The Audit Committee may retain Wolf & Company for 2020 notwithstanding a negative shareholder vote or, even if shareholders ratify the selection of Wolf & Company, the Audit Committee may, in its discretion, change the Company’s independent registered public accounting firm at any time if it determines that it would be in the best interests of the Company to do so.

A Wolf & Company representative is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of a majority of votes cast, in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm.  For purposes of Proposal Three, abstentions will not be counted as votes cast and will have no effect on the result of the vote.  However, abstentions will count toward the presence of a quorum.

Our Recommendation

the board unanimously recommends THAT YOU VOTE “for” the ratification of the appointment of Wolf & Company, p.c. as THE COMPANY’S independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the fees paid or accrued by the Company for professional services provided by KPMG during the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees	$549,300	$424,250
Audit Related Services (1)	132,500	57,500
Tax Fees (2)	59,300	54,000
All Other Fees	1,780	1,780
Total	$742,880	$537,530

(1)	2019 fees are higher when compared to 2018 due to additional fees incurred during 2019 in connection with the Company’s capital raise and merger related work.
(2)	Tax Fees are comprised of tax preparation services.

In 2019 and 2018, the Company paid Wolf & Company consulting fees totaling $242,000 and $151,000, respectively.

Audit Committee Pre-Approval Requirements

The Audit Committee typically provides specific prior approval for each engagement of the independent auditor to perform services, but it may from time to time pre-approve certain types of services up to a specified limit. The Audit Committee has considered the nature of the tax and other non-audit services provided by Wolf & Company, including discussing them with Wolf & Company and management, and has determined that they are compatible with Wolf & Company’s independence.  The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the powers delegated to the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of the Company will be “householding” proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS

Any shareholder proposal pursuant to Rule 14a-8 of the Exchange Act intended for inclusion in our proxy statement for the 2021 annual meeting of shareholders must be received by the Company by November 19, 2020. Shareholder proposals to be acted upon at the 2021 annual meeting of shareholders (but not for inclusion in the proxy statement) will only be considered if they (a) are received by the Company’s Corporate Secretary at 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138 within the time period described below and (b) concern a matter that may properly be considered and acted upon at the annual meeting in accordance with law and the rules of the SEC, including Rule 14a-8 under the Exchange Act. In addition, under the bylaws, if you wish to nominate a director or bring other business before the 2021 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Company’s Corporate Secretary; and (iii) your notice must contain specific information required in Article II Section 8 and Article III Section 2 of the bylaws. To be timely, a shareholder’s notice to the Company’s Corporate Secretary must be delivered to or mailed and received at Cambridge’s principal executive offices not fewer than 50 nor more than 70 days prior to the scheduled date of the meeting (anticipated to be held in May of 2021). However, if less than 60 days’ prior public disclosure of the date of the annual meeting is made, notice by the shareholder must be received no later than the earlier of the tenth day following the day such public disclosure was made or the day before the meeting.

Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting. Nothing in this section shall be deemed to require the Company to include in its proxy statement and proxy card for the 2021 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 under the Exchange Act. A copy of the bylaws is available on the Company’s website.

Shareholders should submit any shareholder proposals, notices of business or director nominations, in writing, to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138. A copy of the bylaws is available on the Company’s website.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board.

CAMBRIDGE BANCORP Proxy for Annual Meeting of Shareholders on May 18, 2020 Solicited on Behalf of the Board of Directors The undersigned Shareholder(s) of Cambridge Bancorp (the "Company") hereby appoints Hambleton Lord, Denis K. Sheahan and R. Gregg Stone, attorneys and proxies for the undersigned, each with power to act alone and with full power of substitution, to vote in the name of and on behalf of the undersigned at the Annual Meeting of the Shareholders of the Company to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts, on Monday, May 18, 2020, at 8:30 a.m. Eastern Time and at all adjournments thereof, all shares of the Company held by the undersigned or that the undersigned would be entitled to vote, with all the voting powers the undersigned would possess, if personally present, upon the following matters as designated below or, if no designation is made, as the proxies may determine, and in their discretion upon such other matters as may properly come before the meeting: (Continued and to be signed on the reverse side.) 1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF CAMBRIDGE BANCORP May 18, 2020 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, 2019 Annual Report on Form 10-K and Proxy Card are available at http://www.astproxyportal.com/ast/16285/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20630300000000000000 0 051820 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect six Class I Directors for a three-year term. OChristine Fuchs Class I Director OPamela A. Hamlin Class I Director OEdward F. Jankowski Class I Director ODaniel R. Morrison Class I Director OLeon A. Palandjian Class I Director OLaila S. Partridge Class I Director FORALLNOMINEESWITHHOLDAUTHORITYFORALLNOMINEESFORALLEXCEPT(Seeinstructionsbelow) INSTRUCTIONS:To with hold authority to vote for any individual nominee(s), mark “FORALLEXCEPT” andfillinthecirclenexttoeachnomineeyouwishtowithhold,asshownhere: NOMINEES: 2. Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s named executive officers. 3. To ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: Consideration of any other business that may properly come before the Annual Meeting. Each Shareholder should specify by a mark in the appropriate space above how he/she wishes his/her shares voted. Shares will be voted as specified. If no specification is made herein, shares will be voted “FOR” each of the proposals set forth above. FORAGAINSTABSTAINFORAGAINSTABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the shareholder is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF CAMBRIDGE BANCORP May 18, 2020 PROXY VOTING INSTRUCTIONS INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.  TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.  Vote online/phone until 11:59 PM EST the day before the meeting.  MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible.  IN PERSON -You may vote your shares in person by attending the Annual Meeting.  GO GREEN -e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.  COMPANY NUMBER ACCOUNT NUMBER  NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, 2019 Annual Report on Form 10-K and Proxy Card are available at http://www.astproxyportal.com/ast/16285/  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  20630300000000000000 0 051820   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN  1. To elect six Class I Directors for a three-year term. 2. Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s named executive NOMINEES:  officers.  FOR ALL NOMINEES O Christine Fuchs Class I Director FOR AGAINST ABSTAIN O Pamela A. Hamlin Class I Director WITHHOLD AUTHORITY O Edward F. Jankowski Class I Director 3. To ratify, on an advisory basis, the appointment of Wolf & FOR ALL NOMINEES O Daniel R. Morrison Class I Director Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.  O Leon A. Palandjian Class I Director FOR ALL EXCEPT O Laila S. Partridge Class I Director (See instructions below) NOTE: Consideration of any other business that may properly come before the Annual Meeting.  Each Shareholder should specify by a mark in the appropriate space above how he/she wishes his/her shares voted. Shares will be voted as specified.  If no specification is made herein, shares will be voted “FOR” each of the proposals set forth above.  INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method.  Signature of Shareholder Date:  Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.